As filed with the Securities and Exchange Commission on February 13, 2006
An Exhibit List can be found on page II-3.
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHANTOM FIBER CORPORATION
(Name of small business issuer in its charter)

Delaware	7372	04-2451506
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

144 Front Street, Suite 580
Toronto, Ontario, Canada M5J 2L7
(416) 703-4007
(Address and telephone number of principal executive offices)

144 Front Street, Suite 580
Toronto, Ontario, Canada M5J 2L7
(Address of principal place of business)

Jeffrey Halloran
144 Front Street, Suite 580
Toronto, Ontario, Canada M5J 2L7
(416) 703-4007
(Name, address and telephone number of agent for service)

Copies to:

Gregory Sichenzia, Esq.
David Schubauer, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, NY 10018
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

(COVER CONTINUES ON FOLLOWING PAGE)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value (3)	8,918,271	$0.59	$5,261,779.89	$563.01
Common Stock, $.001 par value (4)	8,750,000	$0.59	$5,162,500.00	$552.39
Common Stock, $.001 par value (5)	583,460	$0.59	$344,241.40	$36.83
Total	18,251,731	$0.59	$10,768,521.29	$1,152.23

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the bid and ask price as reported on the OTC Bulletin Board on February 6, 2006, which was $0.59 per share.

(3)
Represents: (a) 7,000,000 shares of common stock issuable upon conversion of $3,500,000 principal amount of senior convertible notes with an initial conversion price of $0.50 per share; (b) 134,615 shares of common stock issuable as payment of interest at the rate of 1% per annum on the senior convertible notes; and (c) 1,783,656 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to the conversion price and the interest conversion price of the senior convertible notes.

(4)
Represents: (a) 7,000,000 shares of common stock issuable upon exercise of outstanding warrants; and (b) 1,750,000 shares representing our good faith estimate of additional shares which may be issuable as a result of adjustments to such warrants.

(5)	Represents shares of common stock issuable upon exercise of 483,460 placement agent warrants and 100,000 retainer warrants issued May 25, 2005.

The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities offered hereby may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2006

Phantom Fiber Corporation
18,251,731 Shares of
Common Stock

This prospectus relates to the sale by the selling stockholders of 18,251,731 shares of our common stock, including 8,918,271 shares of common stock issuable pursuant to $3,500,000 principal amount of senior convertible notes and 9,333,460 shares of common stock issuable upon exercise of warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price, in negotiated transactions or through any other means described in the section entitled “Plan of Distribution” beginning on page 8 of this prospectus. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the OTC Bulletin Board under the symbol PHFB. The closing sale price for our common stock on February 2, 2006 was $0.60 per share.

Investing in our common stock involves substantial risks.
See “Risk Factors,” beginning on page 2.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

-i-

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Phantom Fiber Corporation

We are engaged in the business of selling and licensing our proprietary wireless software platform and related services to extend the multimedia content and user experience of our customers’ existing Internet web sites to PDAs and mobile telephones. We derive our revenue from licensing and revenue sharing agreements based on the adoption rate of our platform by our customers’ end users.

We have incurred losses during each the past two fiscal years and subsequent interim quarterly periods. For the nine months ended September 30, 2005, we generated $195,623 in revenue and incurred a net loss of $1,731,632. At September 30, 2005, we had a working capital deficiency of $788,204 and an accumulated deficit of $4,228,306. For the years ended December 31, 2004 and 2003, we generated revenue of $91,511 and $46,882, respectively, and incurred net losses of $1,524,049 and $273,743, respectively. As a result of our continued operating losses, our auditors, in their report dated March 30, 2005, have expressed substantial doubt about our ability to continue as going concern.

Our principal offices are located at 144 Front Street, Suite 580, Toronto, Ontario, Canada M5J 2L7, and our telephone number is (416) 703-4007. Our website is www.phantomfiber.com. We are a Delaware corporation.

The Offering

Common stock outstanding before the offering	14,647,421 shares.

Common stock offered by selling stockholders
18,251,731 shares, which includes 8,918,271 shares of common stock issuable pursuant to $3,500,000 principal amount of senior convertible notes and 9,333,460 shares of common stock issuable upon exercise of warrants.

Common stock to be outstanding after the offering	32,899,152 shares.

Use of proceeds
We will not receive any proceeds from the sale of the common stock hereunder. We will receive the sale price of any common stock we sell to the selling stockholders upon exercise of warrants for cash. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. The selling stockholders are entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the selling stockholders exercise the warrants on a cashless basis, we will not receive any proceeds.

OTCBB Symbol	PHFB

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock

RISKS RELATED TO OUR BUSINESS:

WE HAVE A HISTORY OF LOSSES WHICH MAY CONTINUE AND WHICH MAY NEGATIVELY IMPACT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.

We have incurred losses during each the past two fiscal years and subsequent interim quarterly periods. For the nine months ended September 30, 2005, we generated $195,623 in revenue and incurred a net loss of $1,731,632. At September 30, 2005, we had a working capital deficiency of $788,204 and an accumulated deficit of $4,228,306. For the years ended December 31, 2004 and 2003, we generated revenue of $91,511 and $46,882, respectively, and incurred net losses of $1,524,049 and $273,743, respectively. As a result of our continued operating losses, our auditors, in their report dated March 30, 2005, have expressed substantial doubt about our ability to continue as going concern. There can be no assurance that future operations will be profitable. Our failure to increase our revenue significantly or improve our gross margins will harm our business. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenue grows more slowly than we anticipate, our gross margins fail to improve, or our operating expenses exceed our expectations, our operating results will suffer. The prices we charge for our products and services may decrease, which would reduce our revenues and harm our business. If we are unable to sell our products or services at acceptable prices relative to our costs, or if we fail to develop and introduce on a timely basis new products and services from which we can derive additional revenues, our financial results will suffer.

OUR REVENUE MODEL IS DEPENDENT UPON THE REVENUES OF OUR CUSTOMERS. IF OUR TECHNOLOGY AND APPLICATIONS ARE NOT WIDELY ACCEPTED BY OUR CUSTOMERS' SUBSCRIBERS, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE MATERIALLY ADVERSELY AFFECTED.

We typically enter into agreements with our customers under which they offer our applications to subscribers and we receive a percentage of our customers’ revenues. The subscribers are charged a one-time, monthly or per-use subscription fee for the application. Our customers retain a percentage of the fee and remit the balance to us. If our technology and applications are not widely accepted by our customers’ subscribers, our financial condition and results of operations will be materially adversely affected.

RAPID TECHNOLOGICAL CHANGES MAY ADVERSELY AFFECT OUR FUTURE REVENUES AND PROFITABILITY.

The software industry is subject to rapid technological change. We must anticipate the emergence of new hardware and software technologies, assess their market acceptance, and make substantial development and related investments. New technologies in software programming or operations could render our technology obsolete or unattractive to our customers, thereby limiting our ability to recover development costs and potentially adversely affecting our future revenues and profitability.

OUR INABILITY TO COMPLY WITH MOBILE GAMING REGULATIONS MAY RESULT IN SUBSTANTIAL ADDITIONAL DEVELOPMENT COSTS AND RESULT IN A LOSS OF REVENUE.

Substantially all of our revenue derives from clients using our software platform in connection with mobile gaming businesses. At the present time, our gaming related software clients sell directly to licensees that hold government licenses to operate Internet gaming websites. To the extent that our existing platform, our gaming related software clients or their licensees do not comply with mobile gaming regulations, we would be required to change our initial strategy of focusing on the gaming industry. If we were required to do so, we would experience a significant reduction in revenue and we may not be able to obtain new clients in other industries, which could require that we discontinue operations.

INFRINGEMENT ON INTELLECTUAL PROPERTY RIGHTS COULD LEAD TO COSTLY LITIGATION AND/OR THE NEED TO ENTER INTO LICENSE AGREEMENTS, WHICH MAY RESULT IN INCREASED OPERATING EXPENSES.

Future infringement claims by or against us may result in costly litigation or require us to license the proprietary rights of third parties, which could have a negative impact on our results of operations, liquidity and profitability. While we have not been subject to infringement claims to date, we cannot guarantee that future infringement claims will not occur or that they will not negatively impact our ability to develop, publish or distribute our software. We believe that our proprietary rights do not infringe upon the proprietary rights of others. Further, our core technology is protected only by common law intellectual property rights. These rights may not be adequate to protect our proprietary rights in our technology. Any failure by us to adequately protect our technology from infringement could cause a loss of revenue and could require us to cease operations.

IF WE ARE NOT ABLE TO MANAGE GROWTH OF OUR BUSINESS, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE NEGATIVELY AFFECTED.

We believe that rapid growth and expansion could cause significant strains on our managerial, operational, financial and other resources. Any failure to manage the anticipated growth and expansion of our business could have a material adverse effect on our financial condition, results of operations and/or internal controls over financial reporting.

IF WE ARE UNABLE TO HIRE AND RETAIN SKILLED PERSONNEL OUR BUSINESS AND FINANCIAL RESULTS COULD BE NEGATIVELY AFFECTED.

Our success depends to a significant extent on our ability to identify, hire and retain skilled personnel. The software industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with technical, marketing, sales, product development and management skills. We may not be able to attract and retain skilled personnel or may incur significant costs in order to do so. If we are unable to attract additional qualified employees as needed or retain the services of key personnel, our business and financial results could be negatively impacted.

WE ARE EFFECTIVELY CONTROLLED BY JEFFREY HALLORAN, OUR CHIEF EXECUTIVE OFFICER, PRESIDENT, PRINCIPAL FINANCIAL OFFICER, PRINCIPAL ACCOUNTING OFFICER AND DIRECTOR. MR. HALLORAN’S INTERESTS MAY CONFLICT WITH OUR OUTSIDE STOCKHOLDERS, WHO MAY BE UNABLE TO INFLUENCE MANAGEMENT AND EXERCISE CONTROL OVER OUR BUSINESS.

Jeffrey Halloran, our Chief Executive Officer, President, Principal Financial Officer, Principal Accounting Officer and Director, owns, in combination with the holdings of other immediate family members, approximately 38% of our issued and outstanding common stock as at December 31, 2005. As a result, and in addition to having de-facto control over all key elements of the day to day operations of our business, Mr. Halloran can be viewed as having de-facto control over corporate actions requiring shareholder approval, including but not limited to: (i) electing and removing directors, (ii) amending or preventing amendment of our certificate of incorporation or bylaws; (iii) selling all or substantially all of our assets, and (iv) merging with another entity or amending our articles of incorporation. This concentration of ownership could be disadvantageous to shareholders with interests that might vary from those of Mr. Halloran and adversely affect the price that investors might be willing to pay in the future for our securities.

RISKS RELATED TO OUR SECURITIES:

OUR HISTORIC STOCK PRICE HAS BEEN VOLATILE AND THE FUTURE MARKET PRICE FOR OUR COMMON STOCK IS LIKELY TO CONTINUE TO BE VOLATILE. FURTHER, THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE. THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK FOR A POSITIVE RETURN ON YOUR INVESTMENT.

The public market for our common stock has historically been very volatile. Over the last two completed fiscal years and subsequent quarterly periods, the market price for our common stock has ranged from $0.45 to $3.60 (adjusted to reflect a one-for-20 reverse stock split given effect by on May 5, 2005; see “Market for Common Equity and Related Stockholder Matters on page 10 of this prospectus). Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Currently, our common stock is quoted on the OTC Bulletin Board. As of February 2, 2006, the average daily trading volume of our common stock over the prior three months was approximately 14,043 shares. The last reported sales price for our common stock on February 2, 2006, was $0.60 per share. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock for a positive return on your investment.

OUR COMMON STOCK IS SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FORWARD-LOOKING STATEMENTS

Information in this prospectus contains forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. A description of key factors that have a direct bearing on our results of operations is provided above under “Risk Factors” beginning on page 2 of this Prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the exercise price of any shares of common stock we issue to the selling stockholders upon exercise of warrants for cash. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. The selling stockholders are entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the selling stockholders exercise the warrants on a cashless basis, we will not receive any proceeds.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership and other information relating to the selling stockholders as of February 7, 2006. The selling stockholders acquired their securities pursuant our January 2006 financing, the material terms of which are described beginning on page 19 of this prospectus. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

The shares of common stock being offered by the selling stockholders are issuable upon conversion of our outstanding senior convertible notes, as interest on the senior convertible notes and upon exercise of warrants issued in connection with such senior convertible notes. For additional information regarding the issuance of the senior convertible notes and warrants, see “January 2006 Private Placement” beginning on page 19 of this prospectus. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the senior convertible notes and warrants, to our knowledge, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of our common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the senior convertible notes and warrants, as of February 7, 2006, assuming conversion of all senior convertible notes and exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. In accordance with the terms of registration rights agreements with the selling stockholders, this prospectus generally covers the resale of at least 125%, of (i) the maximum number of shares of common stock issuable as interest on the senior convertible notes, of the sum of (ii) the number of shares of common stock issuable upon conversion of the senior convertible notes (and the interest payable thereunder) as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and (iii) the number of shares of common stock issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the senior convertible notes, the price used to determine the number of interest shares and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. In the event the number of shares offered by this prospectus is less then the number of shares that may be issued pursuant to the senior convertible notes and warrants, we will file a new registration statement to cover the resale of additional shares should that become necessary. The fourth column assumes that all shares of common stock underlying our senior convertible notes and warrants will be issued and sold pursuant to this prospectus.

Under the terms of the senior convertible notes and the warrants, a selling stockholder may not convert the senior convertible notes or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the senior convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution” beginning on page 8 of this prospectus.

		Maximum Number of
	Number of Shares of	Shares of Common	Number of Shares of
	Common Stock to	Stock to be Sold	Common Stock Owned
	Owned Prior	Pursuant to this	After the Offering
Name of Selling Stockholder	the Offering	Prospectus	Number	Percent
Financial Trading Consultants Pension Plan	220,000	277,644 (1)	0	0%
Harry Forman	44,000	55,529 (2)	0	0%
Howard Shapiro	220,000	277,644 (1)	0	0%
John Cramer and Sharon Hawkins	22,000	27,765 (3)	0	0%
Konstantine (Gus) John Lucas	1,100,000	1,388,221 (4)	0	0%
Linda Anne Abrams	200,000	252,404 (5)	0	0%
Magnetar Capital Master Fund, Ltd.	10,568,000	13,337,019 (6)	0	0%
Mark Nuovo	400,000	504,808 (7)	0	0%
Mark P. DeVitre	44,000	27,765 (3)	0	0%
Meuqer Masters International Pension Plan	220,000	277,644 (1)	0	0%
Oberon Securities, LLC	583,460	583,460 (8)
Pamela Ritchie	66,000	83,294 (9)	0	0%
Philip M. Barone	44,000	55,529 (2)	0	0%
Robert Kantor	308,000	388,702 (10)	0	0%
Russo Living Trust 5/1/98	44,000	55,529 (2)	0	0%
The Sutherland Family Trust	242,000	305,409 (11)	0	0%
Timothy Livak	280,000	353,365 (12)	0	0%
TOTAL SHARES OFFERED		18,251,731

(1)
Represents: (a) 110,000 shares of common stock issuable upon conversion of $55,000 principal amount of senior convertible notes; (b) 2,115 shares of common stock issuable as payment of interest at the rate of 1% per annum on the senior convertible notes; (c) 28,029 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to the conversion price and the interest conversion price of the senior convertible notes; (d) 110,000 shares of common stock issuable upon exercise of warrants; and (e) 27,500 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to such warrants.

(2)
Represents: (a) 22,000 shares of common stock issuable upon conversion of $11,000 principal amount of senior convertible notes; (b) 423 shares of common stock issuable as payment of interest at the rate of 1% per annum on the senior convertible notes; (c) 5,606 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to the conversion price and the interest conversion price of the senior convertible notes; (d) 22,000 shares of common stock issuable upon exercise of warrants; and (e) 5,500 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to such warrants.

(3)
Represents: (a) 11,000 shares of common stock issuable upon conversion of $5,500 principal amount of senior convertible notes; (b) 212 shares of common stock issuable as payment of interest at the rate of 1% per annum on the senior convertible notes; (c) 2,803 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to the conversion price and the interest conversion price of the senior convertible notes; (d) 11,000 shares of common stock issuable upon exercise of warrants; and (e) 2,750 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to such warrants.

(4)
Represents: (a) 550,000 shares of common stock issuable upon conversion of $275,000 principal amount of senior convertible notes; (b) 10,577 shares of common stock issuable as payment of interest at the rate of 1% per annum on the senior convertible notes; (c) 140,144 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to the conversion price and the interest conversion price of the senior convertible notes; (d) 550,000 shares of common stock issuable upon exercise of warrants; and (e) 137,500 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to such warrants.

(5)
Represents: (a) 100,000 shares of common stock issuable upon conversion of $50,000 principal amount of senior convertible notes; (b) 1,923 shares of common stock issuable as payment of interest at the rate of 1% per annum on the senior convertible notes; (c) 25,481 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to the conversion price and the interest conversion price of the senior convertible notes; (d) 100,000 shares of common stock issuable upon exercise of warrants; and (e) 25,000 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to such warrants.

(6)
Represents: (a) 5,284,000 shares of common stock issuable upon conversion of $2,642,000 principal amount of senior convertible notes; (b) 101,615 shares of common stock issuable as payment of interest at the rate of 1% per annum on the senior convertible notes; (c) 1,346,404 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to the conversion price and the interest conversion price of the senior convertible notes; (d) 5,284,000 shares of common stock issuable upon exercise of warrants; and (e) 1,321,000 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to such warrants. Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd. and consequently has voting control and investment discretion over securities held by Magnetar Master Fund, Ltd. Magnetar Financial LLC disclaims beneficial ownership of the securities held by Magnetar Master Fund, Ltd. Alec Litowitz is the manager of Magnetar Capital Partners LLC, which is the sole member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(7)
Represents: (a) 200,000 shares of common stock issuable upon conversion of $100,000 principal amount of senior convertible notes; (b) 3,846 shares of common stock issuable as payment of interest at the rate of 1% per annum on the senior convertible notes; (c) 50,962 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to the conversion price and the interest conversion price of the senior convertible notes; (d) 200,000 shares of common stock issuable upon exercise of warrants; and (e) 50,000 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to such warrants.

(8)
Represents shares issuable upon exercise of placement agent warrants. Oberon Securities, LLC is a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(9)
Represents: (a) 33,000 shares of common stock issuable upon conversion of $16,500 principal amount of senior convertible notes; (b) 635 shares of common stock issuable as payment of interest at the rate of 1% per annum on the senior convertible notes; (c) 8,409 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to the conversion price and the interest conversion price of the senior convertible notes; (d) 33,000 shares of common stock issuable upon exercise of warrants; and (e) 8,250 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to such warrants.

(10)
Represents: (a) 154,000 shares of common stock issuable upon conversion of $77,000 principal amount of senior convertible notes; (b) 2,962 shares of common stock issuable as payment of interest at the rate of 1% per annum on the senior convertible notes; (c) 39,240 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to the conversion price and the interest conversion price of the senior convertible notes; (d) 154,000 shares of common stock issuable upon exercise of warrants; and (e) 38,500 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to such warrants.

(11)
Represents: (a) 121,000 shares of common stock issuable upon conversion of $60,500 principal amount of senior convertible notes; (b) 2,327 shares of common stock issuable as payment of interest at the rate of 1% per annum on the senior convertible notes; (c) 30,832 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to the conversion price and the interest conversion price of the senior convertible notes; (d) 121,000 shares of common stock issuable upon exercise of warrants; and (e) 30,250 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to such warrants.

(12)
Represents: (a) 140,000 shares of common stock issuable upon conversion of $70,000 principal amount of senior convertible notes; (b) 2,692 shares of common stock issuable as payment of interest at the rate of 1% per annum on the senior convertible notes; (c) 35,673 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to the conversion price and the interest conversion price of the senior convertible notes; (d) 140,000 shares of common stock issuable upon exercise of warrants; and (e) 35,000 shares of common stock representing our good faith estimate of additional shares which may be issuable as a result of adjustments to such warrants.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of our outstanding senior convertible notes, as interest on the senior convertible notes and upon exercise of warrants issued in connection with such senior convertible notes to permit the resale of these shares of common stock by the selling stockholders named in this prospectus from time to time. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the exercise price of any shares of common stock we issue to the selling stockholders upon exercise of warrants for cash. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. We will bear all fees and expenses incident to our obligation to register the shares of common stock offered hereby.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the senior convertible notes or warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $61,152.23 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “PHFB.” For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal 2005		Fiscal 2004
Quarter Ended	High	Low	High	Low

March 31	$2.00*	$0.80*	$2.60*	$0.60*
June 30	$1.45	$0.60*	$3.60*	$1.40*
September 30	$1.25	$0.59	$2.20*	$0.60*
December 31	$0.73	$0.45	$2.00*	$0.60*

*	Prices adjusted to reflect a one-for-20 reverse stock split given effect by the OTC Bulletin Board on May 5, 2005.

As of February 7, 2006, our shares of common stock were held by approximately 434 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners’ common stocks whose shares are held in the names of various securities brokers, dealers and registered clearing agencies. The transfer agent of our common stock is PacWest Transfer, LLC.

Dividends

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our certificate of incorporation or bylaws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2005. All common stock share amounts and exercise prices in this section have been adjusted to reflect a one-for-20 reverse split given effect by the OTC Bulletin Board on May 5, 2005.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	817,500	$1.51	1,432,500
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	817,500	$1.51	1,432,500

On January 5, 2000, our Board of Directors adopted our 2000 Stock Option Plan which terminates on January 5, 2010. At a Special Meeting of Stockholders on February 29, 2000, the Plan was approved by our stockholders. On November 30, 2005, our Board of Directors approved an amendment to the 2000 Stock Option Plan to increase the number of shares of common stock subject to the plan after effectiveness of our one-for-20 reverse stock split from 1,000,000 shares to 2,000,000 shares. On December 12, 2005, our shareholders approved the increase. As of December 31, 2005, after giving effect to the one-for-20 reverse stock split, there were 567,500 options outstanding under the 2000 Stock Option Plan and 250,000 warrants issuable to Jeff Halloran as a bonus under an employment agreement dated February 4, 2004 and entitling him to acquire 250,000 restricted shares of common stock at a price of $4.00 per share. The 2000 Stock Option Plan is intended to help us and our subsidiaries attract and retain employees (including officers), directors, consultants and independent contractors and to furnish additional incentives to such persons to enhance the value of our business over the long term by encouraging them to acquire a proprietary interest in us. The 2000 Stock Option Plan is administered by our Board of Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The information in this registration statement contains forward-looking statements. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

The following discussion and analysis should be read in conjunction with the consolidated financial statements of Phantom Fiber Corporation included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Current Business and Outlook

   We develop interactive mobile technology that allows users to experience Internet-like graphics and Internet-like speed in an end-to-end secure solution for multiple mobile platforms. Our customers include network carriers such as Wind (Italy) and Telus Mobility (Canada), and online casino and sports book service providers such as Golden Palace, Real-Time Gaming, WagerWorks, Interactive Gaming and Wagering, Digital Gaming Solutions, 1X Sportsmarkets, IQ-Ludorum, CaribSports, and Parlay Entertainment. We also have clients in the financial and mobile payments vertical and security and remote-monitoring industry. Our gaming and sports book customers typically enter into exclusive multi-year, revenue-sharing agreements, under which they use our technology to offer games to their subscribers and are charged a monthly user fee or percentage of the revenues or income generated from those games.

In the latter half of 2004, we shifted our focus and resources to the areas of marketing, brand-awareness, client expansion and site deployment. In the past year, the number of mobile phones and personal digital assistants (PDAs) supported by our software has increased from 20 devices to over 1,000 handheld mobile phones and PDAs. Management believes that ongoing success will stem from two areas: contract fulfillment through client deployments; and ongoing product development to expand our technical differentiators and increase our industry advantages. We intend to continue to enhance our product offering and to introduce new features and products, as the market demands. As part of our product development process, we works closely with our customers and our distribution channels to ensure that such market needs are met or exceeded.

During the nine months ended September 30, 2005, we have executed on our strategy and achieved various key milestones and technical advancements, including:

•
A significant increase in the number of devices supported by our platform offering. In an animated application such as interactive games, the number of devices supported by our technology increased from 195 devices at December 31, 2004 to over 600 devices at September 30, 2005. For less animated applications such as Sportsbooks, the number of devices supported by our technology increased by an additional 400 from 600 devices at December 31, 2004 to over 1,000 devices at September 30, 2005.

•
Completion of an install wizard in which a user only needs to know their cellular phone number in order to install our application over the air. This allows us to embed our install links and procedure into phone text messages (SMS) and thereby eliminate the need to visit a customer Internet site to become operational.

•
We completed the full integration of mobile commerce and payment management components with multi-currency support into the platform offering. As a result users in the gaming and entertainment sector or emerging mobile commerce sector now have access to alternate payment methods. The production release of this software to FirePay occurred in the third quarter, and production releases for Citadel and Navaho Networks are expected in the first quarter of fiscal year 2006.

•
We completed the development and successful deployment of our Horse Racing (pare-mutual) product. It was successfully launched to a first client. It is anticipated all current and subsequent deployments of Sportsbook will now also include the horse racing product.

•
We deployed 20 new customer sites during the nine months ended September 30, 2005 compared to eight customer sites for the twelve month period ended December 31, 2004. In addition each of the previous sites deployed in 2004 were upgraded to accommodate the increased number of devices supported by our platform offering. The number of client site deployments is a key indicator of our positioning to generate revenue as it indicates the degree of penetration achieved with our various partners’ client lists.

During the three months ended September 30, 2005, we attended the National Small Cap Conference sponsored by the Southern California Investment Association (August 6, 2005) and announced the launch of several new casino brand properties, including expanded mobile device support and new wireless horse racing products for several gaming operators. Further, we announced software licensing and/or deployment arrangements with Aspinalls Online Casino “Aspinalls.com” (August 22, 2005), New Media Lottery Services (August 23, 2005) and Tribeca Tables Europe, Ltd. (October 4, 2005).

At the onset of the third quarter, management realized the number of contracts negotiated and in the process of being negotiated were all entertainment and gaming industry related. The backlog of sites to be deployed in this sector continues to grow and therefore development efforts for the quarter were focused on creating software modules to specifically address the gaming sector. By creating these modules, management believes it will allow us to expand on our market penetration quicker and increase the technical advantage we currently maintain in the industry. A number of technical enhancements were created. Some of the functions applicable to the gaming sector include:

•	Multi-lingual support;
•	Multi-currency support;
•	Affiliate tracking;
•	Integrated refer-a-friend;
•	Install wizard technology requiring the user to only know their cellular phone number to install the software;
•	SMS push technology, allowing casino and Sportsbook operators the ability to broadcast the mobile software to users without having them visit the web site; and
•	Data reporting and analysis on product usage, user trends, etc.

Although these activities did not directly result in revenue, management believes that the return on the resource investment will be recaptured within the next short term period.

Based upon the strong customer responses received to date, management believes that the Company is continuing to gain recognition as a provider of advanced presentation and internet speed to the mobile market. Phantom Fiber has concentrated on establishing revenue-sharing arrangements in a rapidly growing market sector and believes that the prospects continue to be favorable for an appreciation in shareholder value to occur by virtue of increasing market share and achieving sustained profitability.

Critical Accounting Policies and Estimates

The discussion and analysis of results of operations and financial condition are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management evaluates the estimates on an on-going basis, including those related to bad debts, investments, customer accounts, intangible assets, income taxes, and contingencies and litigation. Management bases its estimates on historical experience and on various other assumptions that they believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Note 2 of the "Notes to Consolidated Financial Statements" of the Company’s annual audited consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of the consolidated financial statements. The following is a brief description of the more significant accounting policies and methods we use.

Investments

Our investment in marketable securities is classified as available for sale securities. Unrealized holding gains and losses are reported as a net amount in a separate component of shareholders’ equity until realized.

Revenue Recognition

We recognize software licensing revenues in accordance with all applicable accounting regulations, including the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition," and SOP 98-9, "Modification of SOP 97-2 with respect to Certain Transactions." Following the requirements of SOP 97-2, we recognize license revenues when all of the following conditions are met:

•	there is a signed license agreement with the customer;
•	the software product has been delivered to the customer;
•	the amount of the fees to be paid by the customer is fixed or determinable; and
•	collection of these fees is probable.

We generally negotiate formal license agreements with our customers. Each of the license agreements includes provisions for receipt of an up-front license fee and royalties. Generally, service providers pay these royalty fees either in the form of a one-time payment or as an on-going monthly fee. On-going royalties are recognized monthly based on the number of subscribers at month end. One-time royalties are recognized quarterly based on the number of new subscribers at the end of each quarter.

We may also negotiate license agreements that allow for the payment of the initial license fee to be made in future installments over a period of less than a year. Revenues recognized in advance of the installments being due are recorded as unbilled revenues in the balance sheet.

Maintenance and technical support revenues are recognized ratably over the applicable service period, which is usually one year. Revenues derived from professional services are recognized upon performance of the related services. Revenues derived from license agreements containing multiple deliverables, such as product licenses, maintenance and technical support and other services, are allocated among the various deliverables based on the fair value of each deliverable

Allowance for Doubtful Accounts

We record an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. The criteria for allowance provision are determined based on historical experience and our assessment of the general financial conditions affecting our customer base. If our actual collections experience changes, revisions to the allowance may be required.

Intangible Assets

Long-lived assets, including intangible assets, are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Fair value is determined by estimated future cash flows and appraised value of the assets.

Results of Operations - Three Months Ended September 30, 2005 and September 30, 2004

The Company recorded a net loss for the three months ended September 30, 2005 of $499,146 ($0.04 per share) compared to net income of $89,254 ($0.10 per share) for the same period in the preceding year.

Total revenue increased $11,084 from $30,941 for the quarter ended September 30, 2004 to $42,025 for the quarter ended September 30, 2005, an increase of about 36%.

Total operating expenses increased $201,038 from $258,357 for the three months ended September 30, 2004 to $459,395 for the three months ended September 30, 2005, an increase of 78%. The increase includes:

•
An increase in net research and development expenses to develop and expand technology products of $281,930 from $(63,758) for the quarter ended September 30, 2004 to $218,172 for the quarter ended September 30, 2005. Major increases in various expense categories for the quarter ended September 2005 occurred in salaries, benefits and fees to full-time and contract professional staff (approximately $284,400), offset by net decreases in other expense categories of approximately $2,500.

•
A decline in sales and marketing expenses of $1,705 from $102,248 for the three months ended September 30, 2004 to $100,543 for the three months ended September 30, 2005. Reductions arose in various expense categories for the quarter ended September 2005 such as combined salaries and benefits and consulting services (approximately $37,300) and meals and entertainment (approximately $2,600), offset by increases in advertising and promotions of approximately $37,700, and net increases in other expense categories of approximately $500.

•
A decrease in general and administrative expenses of $79,187 from $219,867 for quarter ended September 30, 2004 to $140,680 for the quarter ended September 30, 2005. This change includes decreased salaries and benefits and office expenses (approximately $84,400), reduced professional fees incurred in connection with preparation and filing of the Company’s filings and attendant financial and legal services (approximately $8,500), offset by increased filing and share transfer expenses (approximately $10,600), increased amortization expenses (approximately $2,900) and net increases in other expense categories (approximately $200).

During the three months ended September 30, 2005, we recorded a gain on write-down of accounts payable of $31,094 (September 30, 2004: $nil), $26,000 on shares received in connection with earnout arrangements arising on the disposition of its Battery Business (September 30, 2004: $nil) and interest income of $42 (September 30, 2004: $1) offset by interest expense on short-term borrowings, long-term debt and capital leases of $118,095 (September 30, 2004: $42,717) which includes penalties on unremitted source deductions of approximately $77,000 as well as a one time interest adjustment of $20,000 on the cancellation of a note payable to a former director, officer and shareholder and an unrealized foreign exchange loss of $20,817 (September 30, 2004: gain of $43,684). Additionally, during the three months ended September 30, 2004, we reported a loss on disposal of marketable securities of $76, 172 and a gain on disposal of its Battery Business of $391,874.

Results of Operations - Nine Months Ended September 30, 2005 and September 30, 2004

We recorded a net loss for the nine months ended September 30, 2005 of $1,731,632 ($0.13 per share), compared to a net loss of $494,806 ($0.05 per share) for the same period in the preceding year.

Total revenue increased $123,215 from $72,408 for the nine months ended September 30, 2004 to $195,623 for the nine months ended September 30, 2005, an increase of about 170%. The largest proportion of revenue in both these periods was derived in North America.

Total operating expenses increased $630,859 from $856,602 for the nine months ended September 30, 2004 to $1,487,461 for the nine months ended September 30, 2005, an increase of 74%. The increase includes:

•
An increase in net research and development expenses to develop and expand technology products of $587,280 from $245,073 for the nine months ended September 30, 2004 to $832,353 for the nine months ended September 30, 2005. Major increases during the nine months ended September 2005 occurred in salaries, benefits and fees to full-time and contract professional staff (approximately $595,600), offset by net decreases in other expense categories of approximately $8,300.

•
An increase in sales and marketing expenses of $7,101 from $233,162 for the nine months ended September 30, 2004 to $240,263 for the nine months ended September 30, 2005. For the nine months ended September 30, 2005, increases arose in advertising and promotions expenses (approximately $37,200) and in other expense categories (approximately $4,100, net), offset by reductions in salaries and benefits and consulting expenses of approximately $34,200.

•
An increase in general and administration expenses of $36,478 from $378,367 for nine months ended September 30, 2004 to $414,845 for the nine months ended September 30, 2005. This change includes increased professional fees incurred in connection with preparation and filing of our Forms 10-KSB and 10-QSB and attendant financial and legal services (approximately $83,800), increased filing and share transfer expenses (approximately $38,700), increased amortization expenses (approximately $9,500) and net increases in other expense categories (approximately $11,100) offset by reductions in salaries and benefits and office expenses of approximately $106,600.

During the nine months ended September 30, 2005, we recorded income of $82,500 (September 30, 2004: $nil) on shares received in connection with earnout arrangements arising on the disposition of its Battery Business, an unrealized foreign exchange loss of $8,013 (September 30, 2004: gain of $43,561), a gain on write-down of accounts payable of $31,094 (September 30, 2004: $nil), interest expense on short-term borrowings, long-term debt and capital leases of $177,655 (September 30, 2004: $69,879) which includes penalties on unremitted source deductions of $77,000 and a one time interest adjustment of $20,000 on the cancellation of a note payable to a former director, officer and shareholder and a realized loss on disposal of marketable securities of $373,786 (September 30, 2004: $76,172). Additionally, during the nine months ended September 30, 2004, we reported a gain on disposal of its Battery Business of $391,874.

Results of Operations - Fiscal Years Ended December 31, 2004 December 31, 2003

We recorded a net loss during our fiscal year ended December 31, 2004 of $1,524,049 ($0.008 per share) compared to a net loss of $273,743 ($0.002 per share) for the same period in the preceding year. Our transition from a predominantly product development enterprise commenced in the second half of the fiscal year ended December 31, 2004. The net loss for the year ended December 31, 2004 had been anticipated by management as a result of the reverse acquisition, investing in product development and support, organizational infrastructure and establishing new customer outlets for product distribution.

Total revenue increased $44,629 from $46,882 for the year ended December 31, 2003 to $91,511 for the year ended December 31, 2004. The largest proportion of revenue in both these periods was derived in North America.

Total operating expenses increased $1,488,223 from $319,398 for the year ended December 31, 2003 to $1,807,621 for the year ended December 31, 2004, an increase of 466%. The increase includes:

•
An increase in net research and development expenses to develop new software products of $668,808 from $(96,550) for the year ended December 31, 2003 to $572,258 for the year ended December 31, 2004. Major increases in various expense categories for the fiscal year ended 2004 occurred in salaries, benefits and fees to full-time and contract professional staff (approximately $350,400) and third-party software licensing expenses (approximately $4,200), offset by net decreases in other expense categories of approximately $1,000. In addition, research and development expenses for the year ended December 31, 2004 were reduced by approximately $303,200 with respect to cash refundable government tax credits on qualified research and development activity. By comparison, research and development expenses for the year ended December 31, 2003 were reduced by approximately $618,400 with respect to cash refundable government tax credits on qualified research and development activity. In 2004 and upon becoming a public company, we became entitled only to cash refundable provincial tax credits for eligible expenditures, whereas in 2003 we were entitled to cash refundable federal and provincial government tax credits.

•
An increase in sales and marketing expenses to develop new distribution channels for our products of $175,939 from $149,162 for the year ended December 31, 2003 to $325,101 for the year ended December 31, 2004. Major increases in various expense categories for the fiscal year ended 2004 arose in salaries and benefits (approximately $206,700), advertising and promotions (approximately $5,300) market research (approximately $9,800) and net increases in other expenses categories (approximately $100) offset by reductions in consulting services of approximately $39,100 and in travel expenses of approximately $6,900.

•
An increase in general and administration expenses of $643,476 from $266,786 for year ended December 31, 2003 to $910,262 for the year ended December 31, 2004. This change includes increased office and general (approximately $557,000, of which $420,000 pertained to an augmentation of our investor relations program and $108,000 pertained to accruals for wage arrears and vacation pay), professional fees incurred in connection with completion of the reverse acquisition, preparation and filing of our Form 10-KSB and attendant financial and legal services (approximately $51,000), increased office rental and occupancy expenses (approximately $39,400), increased salaries and benefits chiefly as a result of adding two administrative staff (approximately $30,000) and net increases in other expense categories (approximately $6,300), offset by a reduction in consulting services of approximately $40,200).

•
During the year ended December 31, 2004, we recorded a gain on disposal of our Battery Division of $391,874 (2003: $nil), a further earnout relating to the divestment of the Battery Division of $35,500 (2003: $nil), interest income of $6,906 (2003: $4,955) and a foreign exchange gain of $62,060 (2003: $nil) arising from the translation of our Canadian dollar denominated assets into US dollars during periods of weakening of the US dollar vis-à-vis the Canadian dollar, offset by interest expenses and charges arising on short-term borrowings, long-term debt and capital leases of $111,495 (2003: $6,182), a loss on disposal of marketable securities of $109,534 (2003: $nil) and settlement of a loan obligation of $83,250 (2003: $nil).

Financial Condition

Total assets decreased $1,043,344 from $1,444,124 as at December 31, 2004 to $400,780 as at September 30, 2005, a decrease of 72%. The decrease is due primarily to an decrease in marketable securities ($798,799), decreased investment tax credits receivable ($353,340), and a reduction in property, plant and equipment ($10,285), offset by increases in trade and other receivables of $93,013, an increase in cash of $67 and an increase in prepaid expenses of $26,000.

At September 30, 2005, we held 420,000 common shares (December 31, 2004: 1,145,000 common shares) of Wireless Age Communications, Inc., 650,000 common shares (December 31, 2004: nil) of Midland International Corporation (formerly Azonic Corporation) and nil shares (December 31, 2004: 3,000,000 shares) of Trackpower Inc., all publicly traded entities whose share price is quoted on the OTC Bulletin Board under the symbols “WLSA”, “MLIC” and “TPWR” respectively. The Wireless Age securities were obtained in the sale of the Prime Wireless subsidiary on March 13, 2003 and in the sale of the battery business on September 14, 2004. We have valued these securities at $163,800 at September 30, 2005 ($0.39 per share) compared to $812,950 ($ 0.71 per share) as at December 31, 2004. The Trackpower securities were obtained as partial payment for a receivable. We valued these shares at $149,649 ($0.05) as at December 31, 2004.

Total liabilities decreased $485,421 from $1,645,247 as at December 31, 2004 to $1,159,826 as at September 30, 2005, a decrease of 29%. Reductions arose in accounts payable and accrued liabilities (approximately $142,400), short-term borrowings (approximately $208,900), notes payable (approximately $52,200), senior subordinated convertible debentures ($66,500) and total capital lease obligations (approximately $15,400).

Stockholders’ deficiency increased $557,923 from ($201,123) at December 31, 2004 to ($759,046) as at September 30, 2005, an increase of 277%. The increase is the result of:

1.	Shares issued for settlement of trade and other indebtedness as well as for services received in the amount of $517,081;
2.	Shares reserved and issued under conversion of amounts outstanding under senior subordinated convertible debentures of $93,170;
3.	Common stock issued in connection with two private placements of $300,000 in aggregate; and,
4.	Net adjustment arising from reduction in unrealized loss on marketable securities and foreign exchange of $263,458 (recorded in accumulated other comprehensive income (loss)),

offset by the net loss of $1,731,632 for the nine months ended September 30, 2005.

     Our consolidated financial statements are prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the significant estimates required to be made by management include the realizable value of intangible assets and the fair value of common stock and common stock equivalents issued for services or in settlement of obligations. Actual results could differ from those estimates.

Liquidity and Capital Resources

Nine Months Ended September 30, 2005

We reported a negative working capital of $788,204 at September 30, 2005 compared with a negative working capital of $229,601 at December 31, 2004, representing a decrease of $558,603 or approximately 243%. As of September 30, 2005, we had cash and cash equivalents of $19,467 compared with cash and cash equivalents of $19,400 at December 31, 2004, representing an increase in cash of $67.

For the nine months ended September 30, 2005, cash used in operating activities before net changes in non- cash working capital items amounted to $1,493,791. By comparison, we used $803,410 in operating activities before net changes in non-cash working capital items for the same period in the prior year. Net changes in non-working capital items provided $614,940, reducing cash used in operating activities for the nine months ended September 30, 2005 to $878,851. By comparison, net changes in non-cash working capital items for the same period in the prior year used $38,393, increasing cash used in operating activities to $841,903.

Cash provided by financing activities during the nine months ended September 30, 2005 amounted to $75,668 resulting from proceeds from issuance of capital stock of $300,000 offset by decreases in borrowings and capital lease obligations of $224,332. By comparison, cash provided by financing activities during the nine months ended September 30, 2004 amounted to $723,397 resulting from issuance of common stock of $625,630 and increases in borrowings and capital lease obligations of $97,767.

Cash provided by investing activities for the nine months ended September 30, 2005 was $803,250 and was derived from proceeds of sale of marketable securities. By way of comparison, cash provided by investing activities for the nine months ended September 30, 2004 amounted to $103,219 and resulted from cash acquired in the reverse takeover transaction of $5,541 plus proceeds from the sale of marketable securities of $99,050, offset by an investment in property, plant and equipment of $1,372.

At September 30, 2005, we did not have sufficient cash flow from operations, cash resources and other current assets to fund operations and other cash commitments for the next twelve months. We anticipate receiving further funding through term debt and/or the sale of its securities by private placement and the exercise of outstanding warrants and options. There can be no assurance that such funding sources will be secured or that the necessary regulatory approval or closing of a private placement will occur, or that such funding will be sufficient to eliminate our reliance on additional sources and quantities of funding.

We have been liquidating our investment in Wireless Age Communications, Inc. common shares. These securities, which have been valued at $163,800 for balance sheet purposes, have certain resale restrictions. Management believes that it will be in a position to sell all of these securities within the next twelve months and utilize the proceeds for working capital purposes.

In addition, we have been successful in raising capital through private placements of our common shares. Although, this type of financing continues to be dilutive to the existing common shareholders, it may be necessary to continue to do so in the interim before certain resale restrictions on its marketable securities lapse.

Fiscal Year Ended December 31, 2004

We reported a negative working capital of $229,601 at December 31, 2004 compared with a positive working capital of $154,748 at December 31, 2003 representing a decrease of $384,349, approximately 248%. As of December 31, 2004, we had cash and cash equivalents of $19,400 compared with cash and cash equivalents of $19,742 at the end of the prior year, representing a decrease in cash of $342.

For the year ended December 31, 2004, cash used in operating activities amounted to $849,455, primarily as a result of operating losses. Cash provided by financing activities during the year ended December 31, 2004 amounted to $689,368 resulting from an increase in short term borrowings of $203,784, increases under capital lease obligations of $32,954 and increased common stock under the convertible debenture of $625,630, offset by a reduction in notes payable of $173,000. Cash provided by investing activities was $159,745 and was chiefly derived from proceeds of sale of Wireless Age Communications, Inc. common shares of $199,989 and cash assumed on the reverse acquisition of $5,541, offset by an investment in property, plant and equipment during the year of $45,785.

Subsequent Events

December 2005 Private Placement

On December 8, 2005, we completed a private placement of 1,560,000 shares of common stock and warrants to purchase 1,560,000 shares of common stock to 15 accredited investors resulting in aggregate gross proceeds of $858,000. The common stock and warrants were sold as units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock, for a per unit purchase price of $0.55. Each warrant entitles the holder to purchase one share of common stock at $1.10 per share, exercisable for a period of three years. Each of the investors had the right to exchange their units for other of our equity securities which may be sold by us during the period ending 45 days after closing if we completed an equity financing within such period. As further described below, each of the investors exercised their right to exchange their units for securities sold by us in a private placement which closed on January 9, 2006.

January 2006 Private Placement

On January 5, 2006, we entered into a Securities Purchase Agreement with 16 accredited investors for the sale of (i) $3,500,000 principal amount of senior convertible notes and (ii) warrants to purchase up to 7,000,000 shares of common stock. The sale of the senior convertible notes and warrants closed on January 9, 2006. Participants in a private placement which closed on December 8, 2005 for gross proceeds of $858,000 exchanged the securities they previously purchased for an investment in the senior convertible notes and warrants based on the dollar amount of their prior investment, bringing the total gross proceeds from the transactions to $3,500,000.

The senior convertible notes bear interest at 1% per annum payable semi-annually, they mature two years from the date of issuance and are convertible into shares of common stock at the investors’ option at $0.50 per share, subject to adjustment. If at any time: (i) the closing sale price of the common stock for each trading day of any 20 consecutive trading day period following the issuance date of the senior convertible notes (the “Mandatory Conversion Measuring Period”) exceeds $2.00; (ii) the average daily trading volume of the common stock for each day of the Mandatory Conversion Measuring Period exceeds 100,000 shares; and (iii) there has been no failure of certain other conditions described in the senior convertible notes; then we will have the right to require the holders to convert the principal amount then remaining under the senior convertible notes.

If: (i) on or prior to December 31, 2006, we do not have at least 40 gaming related sites live for the availability of our wireless software platform to our end users and the aggregate number of end users under all such agreements to which such platform is available is less than 2,000; and (ii) there is no 10-consecutive trading day period following the issuance date of the senior convertible notes and prior to December 31, 2006 during which the closing sale price of our common stock is greater than $2.00 per share; then the conversion price will be adjusted to equal 75% of the conversion price then in effect. In addition, if we issue shares of common stock below the then applicable conversion price, the exercise price of the senior convertible notes will be reduced accordingly. The conversion price of the senior convertible notes also will be adjusted if we pay a stock dividend, subdivides or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the holders’ position. Interest may be paid with share of common stock our option based on 90% of the dollar volume weighted average price of our common stock on each of the 30 consecutive trading days immediately preceding the applicable interest payment due date.

The warrants are exercisable until three years from the date of issuance. None of the warrants have been exercised to date. Half of the warrants are exercisable at a purchase price of $1.50 per share and the other half of the warrants are exercisable at a purchase price of $0.56 per share. The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. If we issue shares of common stock below the then applicable exercise price, the exercise price of the warrants will be reduced accordingly. The exercise price of the warrants also will be adjusted if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the holders’ position. Upon each such adjustment of the exercise price, the number shares of common stock issuable upon exercise of the warrants will be adjusted determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares issuable upon exercise of the warrants immediately prior to such adjustment and dividing the product thereof by the exercise price resulting from such adjustment.

The investors have agreed to restrict their ability to convert their senior convertible notes and exercise their warrants such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of our common stock.

We are required to file a registration statement with the Securities and Exchange Commission within 45 days of closing to register the sale of the common stock issuable upon conversion of the senior convertible notes and exercise of the warrants. If the registration statement is not filed within such period or if it is not declared effective within 110 days from the date of closing, we are required to pay liquidated damages to the investors equal to 2% of their purchase price for each 30 day period until the event is cured.

Oberon Securities, LLC acted as placement agent in connection with the sale of $2,642,000 principal amount of the senior convertible notes and related warrants and was paid $241,730 cash compensation and issued 483,460 non-assignable compensation warrants exercisable until three years after the date of issuance, with one-half of such compensation warrants entitling the holder to purchase shares of common stock at $1.50 per share and the other half of the compensation warrants entitling the holder to purchase shares of common stock at a purchase price of $0.56 per share. We also granted other placement agents in connection with the sale of $858,000 principal amount of the senior convertible notes and related warrants compensation in the form of 87,620 restricted shares of common stock.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

DESCRIPTION OF BUSINESS

Organizational History

On July 7, 2004, pursuant to a Share Exchange Agreement entered into as of April 21, 2004, we acquired Phantom Fiber Corporation, a Canadian corporation (“Phantom Fiber Canada”), and its wholly owned subsidiary, Phantom Fiber Inc., also a Canadian corporation. Pursuant to the Share Exchange Agreement, we issued 137,410,735 shares of common stock (before giving effect to a one-for 20 reverse stock split) to the shareholders of Phantom Fiber Canada and 30,000,000 shares of common stock and warrants to purchase 15,000,000 shares of common stock (before giving effect to a one-for 20 reverse stock split) to debenture holders of Phantom Fiber Canada in exchange for all of the issued and outstanding shares of capital stock of Phantom Fiber Canada and subordinated convertible debentures of Phantom Fiber Canada.

Our current business is conducted through our wholly owned subsidiary Phantom Fiber Canada and its wholly owned subsidiary Phantom Fiber, Inc. Throughout this prospectus, references to “we,” “us,” or “our” refer to us, together with our subsidiaries Phantom Fiber Canada and Phantom Fiber, Inc.

Overview

We are a developer of wireless software applications and mobile solutions that empower enterprises with high-performance functionality on today’s mobile devices and global communication networks. We have developed a wireless platform that extends the rich multimedia content and user experience of existing Internet web sites securely and instantly to PDAs and mobile phones. Applications based on this platform can be applied to any enterprise requiring a mobile solution. Instances of usage could include remote monitoring, stock research, logistics and distribution, trading, and gaming.

We derive revenue through the sale of our proprietary software and custom integration services. Our business model is to generate initial revenue from integration/customization services and derive recurring revenue from usage-based licensing. We approach the industry with a low implementation cost and utilize a rapid deployment strategy through reusable software objects. We utilize our proprietary Smart Streaming™ data transmission technique to deliver high-speed client side performance that intuitively adapts to device and network properties. Information is securely packaged and delivered with complete end-to-end 128-bit encryption using technologically advanced security techniques. Information is securely encased and delivered with complete end-to-end encryption on a variety of handset operating systems including Java, Palm, Research In Motion, i-Mode, Symbian and Windows CE platforms.

Our initial strategy is entering into the e-gaming market. This industry has proven to be a rapid adopter of new enabling technologies and appears receptive to our solution. We plan to extend our marketing strategy to enter the enterprise software markets with our software solution. Potential future markets include the banking and brokerage segments and we intend to use a channel strategy with the enterprise software providers, such as SAP and Oracle, for extending their installed base to the mobile Internet.

Our revenue model is based on integration/services fees coupled with usage-based licensing. At the onset of a typical project, we integrate our technology with existing software providers’ solutions. We receive a one-time integration fee to integrate and customize our product to match the functionality of our clients’ Internet offerings. For clients with a potential client base or reach in excess of 10,000 users in which a service charge or transaction fee exists, we typically also participate in that revenue stream via a revenue sharing arrangement.

We approach the industry with a low implementation cost and rapid deployment strategy being paid based on application usage. As such, we are able to lower initial purchase barriers, and our revenue correlates directly with wireless penetration of our customers.

Our Wireless Platform

Our wireless platform is built using a building block or object approach. The technical architecture was chosen to protect performance and ensure scalability on the device. Mobile devices commercially available at this time do not yet have the storage, memory, and computing power of a personal computer. We believe our object oriented programming structure and framework insures functional autonomy of our platform. Below are some of the primary features of our platform.

Enhanced user experience: Our wireless framework offers a rich graphic experience without compromising on performance. It is for this reason the gaming sector has embraced our technology. The visual presentation is available today and can be deployed today on existing wireless data networks.

Cross-platform & Network compatibility: Our client-side software supports Windows/CE, Palm, Symbian, i-Mode, Blackberry, Smart-Phone and Java-enabled phones (J2ME). This cross-platform compatibility eliminates the need to recompile our application for devices running different operating systems, using different devices and running on different network protocols. Our solution is network carrier independent. Therefore solutions can be deployed and run globally without any change. Being device and network agnostic is a key marketing feature for wireless carriers, device manufacturers, and content providers.

Performance: Current browser based solutions format the presentation layer at the gateway and then transmit the entire screen layout across the wireless network to the browser WAP device. The result is long delays between responses and inquiries. With our data communication technology and client-side software, we deliver Internet type speed across networks. This approach puts less demand on the server and network and allows us to provide the user with improved performance and better graphic presentation.

Some of the other features inherent to our framework include a number of unique and proprietary functions such as:

•
Secure State Management - Maintains a checkpoint connection in “no signal” areas. Should a user loose signal for a period of time, their mobile device will auto refresh once a connection is re-established transparent to the user.

•
Security - Our communication layer uniquely delivers an end-to-end encrypted secure solution. By eliminating reliance on the browser and the network gateway, we increase both security and performance while simplifying the technical implementation.

•
SmartStream™ - Communications are handled through a highly compressed synchronous transmission layer which provides landline Internet speed on today’s wireless devices. SmartStream also queues and prioritizes transmissions to assure the quality of user experience and application responsiveness.

•	Client Libraries - Presentation graphics and animation are stored in local device libraries eliminating redundant delivery and creating a vivid user experience without compromising performance.
•
Store & Forward - Users without wireless connectivity can still utilize our software through PC connections and their device cradle. Our software incorporates an encrypted database on the device. Users can still experience the same functionality in a batch mode setting, synchronizing the device once they get access to a PC with an Internet connection. This also allows clients to use the device in shielded or poorly serviced cellular zones.

Market Strategy

To implement our initial strategy, we identified markets where:

•	users were likely to be “early adopters” of wireless technologies;
•	there was no apparent or dominant competition;
•	we could leverage existing channels to quickly become a significant provider; and
•	we could implement a stable recurring revenue model.

Based on these factors, we have initially targeted the e-gaming market. As our platform becomes more established we plan to enter the financial services market and the large enterprise application market - with emphasis on transaction support and processing.

Competition

The wireless applications market is highly competitive and characterized by frequent product introductions, evolving wireless platforms and new technologies. As demand for applications continues to increase, we expect new competitors to enter the market and existing competitors to allocate more resources to develop and market applications. As a result, we expect competition in the wireless applications market to intensify.

  We believe the current and potential competition in the wireless applications market can be subdivided into three areas: focused providers, gaming specific providers and systems integrators. Each of these are described below.

Focused Providers: These are companies that have built a wireless set of tools to address the needs of a specific vertical market. Currently most of the competition in this sector consists of micro-browser based products with the majority of their revenue derived from infra-structure and ongoing professional services. For these companies to adapt their offering to next generation devices would require re-architecting the way they conduct business and losing the infra-structure and professional services components of their business. They have, to date, focused on financial institutions or carriers for market penetration. These competitors include Aligo, Infowave, Aether, 724, and iAnywhere, among others.

Gaming Specific Providers: There are a number of SMS and WML game providers in today’s market, including Zone4Play, Jamdat, Ngames and Airborne Entertainment to name several. We don’t believe any gaming specific providers have made significant penetration into the real time gaming environment due to risk of security breaches and latency issues inherent to SMS and WML and technical restrictions that exist on the handheld devices. We, therefore, do not believe these are direct competitors, which we believe is evidenced by the fact that no casino currently offers a wireless product to their clients. These companies also sell their own games and content, thereby competing with the existing casino software providers.

Systems Integrators: Custom solutions will still consume some of the wireless applications market share as large organizations continually try to build ground-up solutions for each client, under the assumption that wireless is easy and can be built without the aid of tools and wireless platforms. These companies include, among others, IBM, EDS, Accenture, CGI and BEA Systems. However, we believe these companies in the future may be potential clients and value added resellers of our suite of products.

With any growing and expanding market, we expect new competitors to emerge. We believe this is particularly true in the wireless market due to the prevalence of open standards and trends towards the consolidation of computing power with telephone handsets.

Government Regulation

Together with our licensees, we are subject to various domestic and foreign laws applicable from the jurisdictions in which we and they operate. At the present time, our gaming related software clients sell directly to licensees that hold government licenses to operate Internet gaming sites. Gaming regulations are based on policies that are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the governing jurisdictions; (iv) the prevention of cheating and fraudulent practices; and (v) the provision of a source of government revenue through taxation and licensing fees.

Some jurisdictions have introduced regulations attempting to restrict or prohibit Internet gaming, while other jurisdictions have taken the position that Internet gaming is legal and/or have adopted or are in the process of considering legislation to regulate Internet gaming. For example, the United Kingdom intends to establish a regulated market for online gaming. The Isle of Man and Alderney - both part of the British Isles - already have fully regulated environments for Internet gaming, based on high standards consistent with land-based gaming. Opposing views are developing in Europe. Some European countries, including Italy, Germany and Holland where there are state-owned monopolies, are taking action aimed at banning foreign online gaming operators. Such actions by these European Union member states are in contrast with a favorably viewed ruling from the European Court of Justice and have prompted the European Commission to look at creating new legislation that could harmonize online gaming within the European Union, in line with the European Commission’s goal to encourage a free and open cross-border market.

As companies and consumers involved in Internet gaming are located around the globe, including our clients’ licensees and their players, there is uncertainty regarding which government has authority to regulate or legislate the industry. However, legislation and legal action designed to restrict or prohibit Internet gaming may be adopted in the future in the United States or other jurisdictions. Future decisions may have a material impact on our operations and financial results. Existing legislation, including United States federal and state statutes, have been and could continue to be construed to prohibit or restrict gaming through the use of the Internet and therefore the wireless extension to such Internet sites. Therefore, there is a risk that legal proceedings could be initiated against our licensees, Internet service providers, credit card processors, advertisers and others involved in the Internet gaming industry, penalties, fines, injunctions or other remedies or restrictions being imposed. Such proceedings could have a material adverse effect on our business, revenues, operating results and financial condition. New laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation, advertising, intellectual property, information security, and the characteristics and quality of online products and services may be enacted. The adoption of new laws or regulations relating to mobile, or particular mobile applications or interpretations of existing laws, could decrease the present growth in use of mobile applications, decrease the demand for our products and services, increase our cost of doing business or could otherwise have a material adverse affect on our business, revenues, operating results and financial condition.

Employees

We currently have 19 full time employees and no part time employees. We consider our relations with our employees to be good.

DESCRIPTION OF PROPERTY

We maintain our corporate executive office at 144 Front Street, Suite 580, Toronto, Ontario, Canada M5J 2L7. The offices are leased and are comprised of 6,200 square feet, with a monthly rental of $8,000, expiring in April 2009.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business

MANAGEMENT

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name	Age	Position
Jeffrey T. Halloran	43	Chief Executive Officer, President, Principal Financial Officer, Principal Accounting Officer and Director
Herbert C. Sears	37	Chief Technology Officer
Gordon S. Fowler	56	Director
J. Graham Simmonds	31	Director

Mr. Halloran became our Chief Executive Officer, President and Director on January 7, 2002. Mr. Halloran assumed the positions of Principal Financial Officer and Principal Accounting Officer effective on January 1, 2005. From March 2001 to November 2001, he was the Chief Executive Officer of Sona Innovations Inc., a wireless software company. From March 1989 to February 2001, Mr. Halloran was the Chief Executive Officer and President of Relational Solutions Inc., a computer systems consulting firm. From August 1987 to March 1989, he was a Consulting Manager for Oracle Corporation regarding database consulting. Mr. Halloran graduated from St. Clair College in 1982 with a degree in business administration.

Mr. Sears has been our Chief Technology Officer since January 2002. From November 2000 to December 2001, he was Vice President-Technology of Sona Innovations Inc., engaged in software development. From May 1996 to October 2000, Mr. Sears was the Director of Technology of ANGOSS Software Corp. and was engaged in software development. From June 1992 to May 1996, he was a Senior Developer and programmer employed by CS Computing Services Inc. Mr. Sears graduated from DeVry Institute of Technology in 1989 with a degree in computer science.

Mr. Fowler became a director in March 2002. From February 2003 to March 2005, he was interim Chief Executive Officer and President of Nano-C, Inc. in Westwood, MA, engaged in nano technology. From 1999 to the present, Mr. Fowler has been the principal of SynCom Associates in Boston, MA. From 1998 to 1999, he was the Chief Executive Officer and President of NetConvergence, Inc. From 1995 to 1998, he was the Chief Executive Officer and President of MUSE Networks, Inc. an Internet e-commerce company. From 1993 to 1995, Mr. Fowler was the Director of Operations of Cray Communications, Ltd. Mr. Fowler graduated from the University of Saskatchewan in 1970 with a Bachelor of Science degree in mechanical engineering.

Mr. Simmonds became a director on July 7, 2004. From May 2004 to the present, he has been the Chief Executive Officer and President of Diversified Racing Investments Inc. From January 2004 to May 2004, he was a Vice President of Simmonds Mercantile Products Inc. From February 2003 to December 2003, he was employed by Prime Battery products Limited engaged in business development. From April 2001 to February 2003, Mr. Simmonds was self employed as a horse breeder and horse industry consultant. From January 2001 to April 2001, he was a Vice President of IRMG, Inc. From May 1999 to January 2001, he was the General Manager of TrackPower Inc. Mr. Simmonds attended McGill University.

Board Composition

At each annual meeting of our stockholders, all of our directors are elected to serve from the time of election and qualification until the next annual meeting of stockholders following election. The exact number of directors is to be determined from time to time by resolution of the board of directors.

Each officer is elected by, and serves at the discretion of the board of directors. Each of our officers and directors devotes his full time to our affairs.

Audit Committee Financial Expert

We do not have an audit committee financial expert as that term is defined in Item 401 of Regulation S-B. We have not been able to identify a suitable nominee to serve as an audit committee financial expert.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation earned by or paid to our Chief Executive Officer and to the other named executive officers who served as executive officers as at and/or during the fiscal year ended December 31, 2005, for services as executive officers for the last three fiscal years.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)

Jeffrey T. Halloran,	2005	$250,000	-0-	$6,000 (1)	$270,000 (2)	250,000 (3)	-0-	-0-
Chief Executive	2004	$179,300	-0-	-0-	-0-	-0-	-0-	-0-
Officer, President,	2003	$85,600	-0-	-0-	-0-	-0-	-0-	-0-
and Principal
Financial Officer
Herb Sears,	2005	$132,195	-0-	-0-	-0-	-0-	-0-	-0-
Chief Technology Officer	2004	$84,715	-0-	-0-	-0-	-0-	-0-	-0-
	2003	$78,792	-0-	-0-	-0-	-0-	-0-	-0-
Gordon Fowler	2005	-0-	-0-	$40,000 (4)	$20,000 (5)	75,000 (6)	-0-	-0-
Former Executive Chairman	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Vince Bulbrook,	2005	-0-	-0-	$2,903 (7)	-0-	-0-	-0-	-0-
Former Chief	2004	-0-	-0-	$29,050 (7)	-0-	-0-	-0-	-0-
Financial Officer	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-
John G. Simmonds,	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Former Chief	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Executive Officer	2003	$55,573	-0-	-0-	-0-	-0-	-0-	-0-

(1)	Pertains to a car allowance of $500 per month payable to Mr. Halloran.
(2)
Pertains to 500,000 restricted shares of common stock (after giving effect to a one-for-20 reverse stock split) issued to Mr. Halloran as a bonus earned pursuant to the terms of an employment agreement dated February 4, 2004 at an estimated value of $0.54 per share (after giving effect to a one-for-20 reverse stock split).

(3)
Reflects warrants granted to Mr. Halloran as a bonus pursuant to the terms of an employment agreement dated February 4, 2004 and included as a de-facto options grant, entitling Mr. Halloran to purchase 250,000 restricted shares of common stock (after giving effect to a one-for-20 reverse stock split) at a price of $4.00 per share (after giving effect to a one-for-20 reverse stock split).

(4)	Pertains to cash amounts payable to Mr. Fowler for consulting services rendered during the period January 1, 2005 to April 30, 2005.
(5)
Pertains to 25,000 restricted shares of common stock (after giving effect to a one-for-20 reverse stock split) to be issued to Mr. Fowler for consulting services rendered during the period November 1, 2004 to December 31, 2004 at an estimated value of $0.80 per share (after giving effect to a one-for-20 reverse stock split).

(6)
Represents stock options granted to Mr. Fowler for consulting services during the fiscal year entitling Mr. Fowler to purchase: (a) 37,500 shares of common stock (after giving effect to a one-for-20 reverse stock split) at a price of $0.99 per share (after giving effect to a one-for-20 reverse stock split); and (b) 37,500 shares of common stock (after giving effect to a one-for-20 reverse stock split) at a price of $1.08 per share (after giving effect to a one-for-20 reverse stock split).

(7)	Pertains to cash amounts paid and/or payable to Mr. Bulbrook for consulting services rendered.

OPTIONS GRANT TABLE

The following table sets forth information with respect to the named executive officers concerning the grant of stock options during the fiscal year ended December 31, 2005. The Company did not have during such fiscal year any plans providing for the grant of stock appreciation rights (“SARs”).

Option/SAR Grants in Last Fiscal Year
Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term		Alternative to (f) and (g): Grant Date Value
(a) Name	(b) Number of Securities Underlying Options/ SARs Granted (#)	(c) % of Total Options/ SARs Granted to Employees in Fiscal Year	(d) Exercise or Base Price ($/Sh)	(e) Expiration Date	(f) 5% ($)	(g) 10% ($)	(h) Grant Date Present Value ($) (1)
Jeffrey T. Halloran	250,000 (2)	76.9%	$4.00	December 15, 2010	—	—	$862,500
Gordon Fowler	37,500 (3)	11.5%	$0.99	December 15, 2006	—	—	$36,038
Gordon Fowler	37,500 (3)	11.5%	$1.08	December 15, 2006	—	—	$39,300

(1)
The value shown was calculated utilizing the Black-Scholes option pricing model and is presented solely for the purpose of comparative disclosure in accordance with certain regulations of the Securities and Exchange Commission. This model is a mathematical formula used to value traded stock price volatility. The actual value that an executive officer may realize, if any, is dependent on the amount by which the stock price at the time of exercise exceeds the exercise price. There is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model. In calculating the grant date present values, the Company used the following assumptions: (a) expected volatility of approximately 60%; (b) risk-free rate of return of approximately 3%; (c) no dividends payable during the relevant period; and (d) an expected term to exercise in accordance with the expiration date of stock options grants. These values should not be used to predict stock value.

(2)
Represents warrants granted to Mr. Halloran and included as a de-facto options grant, entitling the holder to purchase 250,000 restricted shares of common stock (after giving effect to a one-for-20 reverse stock split) at a price of $4.00 per share (after giving effect to a one-for-20 reverse stock split).

(3)	Represents stock options (after giving effect to a one-for-20 reverse stock split) granted to Mr. Fowler for consulting services during the fiscal year.

Aggregate Option Exercises and Fiscal Year-End Option Values

The following table sets forth information with respect to the named executive officers concerning the year-end value of “in the money” options and the value of unexercised options as of December 31, 2005. No options were exercised by the named executive officers during the fiscal year ended December 31, 2005.

	Number of Securities Underlying Unexercised Options at December 31, 2005 (#)(1)	Value of Unexercised In-the-Money Options at December 31, 2005 ($)(2)
	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)
Jeffrey T. Halloran	206,250/0	$64,350/0
Herb Sears	118,250/0	$36,894/0
Gordon Fowler	19,250/0	$6,006/0

(1)
Share numbers give effect to a one-for-20 reverse stock split and exclude (a) warrants granted to Mr. Halloran and expiring December 15, 2010 which entitle him to purchase 250,000 restricted shares of common stock at $4.00 per share, and (b) options granted to Mr. Fowler and expiring December 15, 2006, entitling him to purchase 37,500 restricted shares of common stock at $0.99 per share and 37,500 restricted shares of common stock at $1.08 per share.

(2)
Using a stock price of $0.54 (after giving effect to a one-for-20 reverse stock split) at December 31, 2005. This number is calculated by: (a) subtracting the option exercise price from the December 30, 2005 closing market price ($0.54 per share, as reported on the OTC Bulletin Board) to calculate the “average value per option”; and (b) multiplying the average value per option by the number of exercisable and unexercisable “in the money” options. The amounts in this column may not represent amounts that will actually be realized by the named executive officer.

Compensation of Directors

No director receives any cash compensation for their service as a director. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us.

Employment Agreements

Under an employment agreement dated February 4, 2004, Jeff Halloran was engaged as President and Chief Executive Officer at an annual base salary of $250,000 per annum, plus other benefits including a monthly car allowance of $500. Upon achievement of specified milestones, Mr. Halloran became entitled to receive up to 500,000 restricted shares of common stock (after giving effect to a one-for-20 reverse stock split) and 250,000 warrants (after giving effect to a one-for-20 reverse stock split) with a five year maturity and entitling him to purchase 250,000 restricted shares of common stock at a price of $4.00 per share (after giving effect to a one-for-20 reverse stock split). Should the company choose to terminate the employment agreement, Mr. Halloran is entitled to receive two times his base salary. All outstanding options are to immediately vest and all extended health care premiums will remain in full effect for a one-year period. Mr. Halloran is required to enter into a non-compete agreement with us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans From Related Parties

On November 12, 2002, Mr. Brian Usher-Jones, one of our stockholders and then one of our directors, provided a $77,131 (CAD$100,000) loan by way of a note payable. Under the terms of the loan agreement Mr. Usher-Jones would receive:

(a)	a fee of 5% of the amount borrowed;
(b)	2% of the outstanding balance paid as interest on a monthly basis;
(c)	warrants to purchase 1,000,000 shares of the Company's common stock for each 30 day period or part thereof that the borrowed funds are outstanding; and
(d)	a further 5% fee if the loan is not repaid in 90 days.

Also on November 12, 2002, Mr. Neil Greenberg, the sole shareholder of 1500450 Ontario Limited which was deemed beneficially to own approximately 20.5% of our outstanding shares of common stock at the time, provided a $77,131 (CAD$100,000) loan to us on the same terms as Mr. Usher-Jones.

On December 29, 2003, we entered into a settlement agreement with Mr. Brian Usher-Jones pursuant to which we agreed to pay $101,041 (CAD$131,000) in cash on January 2, 2004 as full and complete repayment of the loan. As part of the settlement Mr. Usher-Jones agreed to forgive all fees and warrants issuable under the terms of the loan. On January 23, 2004, we entered into a Settlement Agreement with Mr. Neil Greenberg. Under the terms of the settlement, we transferred 50,000 shares of Wireless Age Communications, Inc. common stock to Mr. Greenberg as payment of the loan. As part of the settlement, Mr. Greenberg agreed to forgive all interest and warrants issuable under the original loan agreement and we agreed to adjust the number of Wireless Age Communications, Inc. common shares as follows: In the event that the closing price is less than $3.00 per share of Wireless Age common stock on the earlier of (i) the date such stock becomes freely tradable under Rule 144, or (ii) the date such stock becomes freely tradable under an effective registration statement filed by Wireless Age, then the we would issue to Mr. Greenberg an additional number of shares of Wireless Age common stock equal to the excess of (x) US$150,000 divided by the average per share closing price of Wireless Age common stock for the 5 trading days immediately prior to such date, over (y) 50,000.

On January 23, 2004, we transferred 50,000 Wireless Age Communications, Common Shares (marketable securities) to Neil Greenberg and 1500450 Ontario Inc., a related party (by virtue of their ownership of our common stock at the time), as repayment of promissory notes totaling $162,000. We also agreed to adjust the number of shares in the event that the closing share prices is less than $3.00 on the earlier of: (1) the date which the shares become freely trading under securities legislation, or (2) the date the shares are freely tradable under a registration statement. On February 18, 2005, we negotiated a final settlement of this matter under which we agreed to issue 25,000 shares of our capital stock (after adjustment for a one-for-20 reverse stock split) at a deemed value of $30,000 and transferred 75,000 shares of common stock of Wireless Age Communications Inc. at a deemed value of $53,250. This aggregate amount of $83,250 has been accrued as a settlement of loan obligation in the statement of operations at December 31, 2004.

One of our officers, Jeff Halloran, loaned us $24,349 as at September 30, 2005 to fund our operations. This loan is included in short term borrowings. It is unsecured, non-interest bearing and has no formal repayment terms.

Phantom Fiber Acquisition

Pursuant to the terms of the share exchange agreement with Phantom Fiber Corp., our wholly owned subsidiary formed in Ontario, Canada, on July 7, 2004, the holders of an aggregate of CAD$1,200,000 (approximately US$919,750) principal amount of our convertible debentures received an aggregate of 1,500,000 shares of our common stock and warrants (after adjustment for a one-for-20 reverse stock split) exercisable until the second anniversary of the closing to purchase 750,000 shares of common stock (after adjustment for a one-for-20 reverse stock split) at an exercise price of $1.68 per share (after adjustment for a one-for-20 reverse stock split). Our former directors, Brian Usher-Jones and John G. Simmonds, each held CAD$100,000, and our former Secretary, Carrie Weiler, held CAD$25,000 principal amount of such debentures. Accordingly, upon the closing, Mr. Usher-Jones, Mr. Simmonds and Ms. Weiler received 125,000, 125,000 and 31,250 shares of common stock (after adjustment for a one-for-20 reverse stock split) and 62,500, 62,500 and 15,625 warrants (after adjustment for a one-for-20 reverse stock split), respectively. These warrants remain outstanding as at December 31, 2005.

Private Sales Transaction

On January 13, 2005, we entered into a private sales transaction with a former director and officer, Mr. John G. Simmonds, pursuant to which we agreed to deliver 800,000 shares of common stock of Wireless Age Communications Inc. for cash consideration of $600,000 and 3,000,000 shares of common stock of Trackpower Inc. for cash consideration of $150,000. The transaction, as amended, provides for payment of consideration through a combination of cash and cancellation of a note payable of $52,225 to a company controlled by Mr. Simmonds, as well as for periodic delivery of these shares upon satisfaction of various conditions and in quantities proportionate to cash payments received as a percentage of the total proceeds of the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of February 7, 2006. The information in this table provides the ownership information for: each person known to be the beneficial owner of more than 5% of our common stock; each of our directors; each of our executive officers; and our executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Shares of Common Stock (1)

Jeffrey T. Halloran	4,862,050(2)	32.2%
6 Bunhill Court
Ajax, Ontario, Canada L15 4S7
Lorraine Halloran	825,000	5.5%
144 Front Street West
Suite 580
Toronto, Ontario, Canada M5J 2L7
Herbert C. Sears	118,250(3)	*
144 Front Street West
Suite 580
Toronto, Ontario, Canada M5J 2L7
Gordon S. Fowler	119,250 (4)	*
95 Lake Road Terrace
Wayland, MA 01778
J. Graham Simmonds	0	0%
330 University Avenue
Toronto, Ontario, Canada M5G 1R7
All Directors and Executive Officers as a Group (4 persons)	5,099,559	33.8%

*	Less than 1%
(1)
Applicable percentage ownership is based on 14,647,421 shares of Common Stock (after giving effect to a one-for-20 reverse stock split) outstanding as of February 7, 2006, together with securities exercisable or convertible into shares of Common Stock within 60 days of February 7, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of February 7, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes 4,155,800 shares held by the Halloran Family Trust, 500,000 restricted shares of common stock issued by the Company as bonus shares at an estimated value of $0.54 per share and stock options to purchase 206,250 shares of Common Stock, comprised of 165,000 options owned by Mr. Halloran and 41,250 options owned by Bernadette Halloran, with an exercise price of $0.228 per share. Quantities and prices in this footnote are adjusted to give effect to a one-for-20 reverse stock split.

(3)
Represents a stock option to purchase 118,250 shares of Common Stock of the Company with an exercise price of $0.228 per share. Quantities and prices in this footnote are adjusted to give effect to a one-for-20 reverse stock split.

(4)
Represents 25,000 restricted shares to be issued by the Company at a price of $0.80 per share and 94,250 stock options to purchase: (i) 19,250 shares of Common Stock with an exercise price of $0.228 per share (ii) 37,500 shares of Common Stock with an exercise price of $0.99 per share and (iii) 37,500 shares of Common Stock with an exercise price of $1.08 per share. Quantities and prices in this footnote are adjusted to give effect to a one-for-20 reverse stock split.

DESCRIPTION OF SECURITIES

Our amended and restated certificate of incorporation authorizes us to issue 400,000,000 shares of common stock. As of February 7, 2006, 14,647,421 shares of common stock were issued and outstanding and 2,394,909 shares of common stock were reserved for options, warrants and other commitments.

Holders of our common stock: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to shareholders upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which shareholders may vote at all shareholder meetings. The common stock does not have cumulative voting rights.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of directors and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Phantom Fiber Corporation by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Mintz & Partners LLP, independent registered public accounting firm, has audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2004 and 2003 and for each of the two years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

Phantom Fiber Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

Phantom Fiber Corporation has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Phantom Fiber Corporation and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

PHANTOM FIBER CORPORATION

Phantom Fiber Corporation
Condensed Consolidated Balance Sheet
September 30, 2005 and December 31, 2004

	September 30,	December 31,
ASSETS	2005	2004
	(unaudited)	(unaudited)
Current Assets:
Cash	$19,467	$19,400
Accounts receivable (note 3)	134,257	41,244
Marketable securities (note 4)	163,800	962,599
Investment tax credit receivable	—	353,340
Prepaid expenses	40,414	14,414
Total current assets	357,938	1,390,997

Property, Plant and Equipment (note 5)	42,842	53,127
TOTAL ASSETS	$400,780	$1,444,124

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current Liabilities:
Accounts payable and accrued liabilities	934,814	1,077,179
Short term borrowings (note 6)	132,011	340,920
Current portion of obligation under capital leases (note 5)	21,817	26,274
Notes payable (note 7)	57,500	109,725
Senior subordinated convertible debentures (note 8)	—	66,500
Total current liabilities	1,146,142	1,620,598

Obligation Under Capital Leases (note 5)	13,684	24,649
	1,159,826	1,645,247

Stockholders’ Deficiency (note 9)

Preferred stock , $100 par value, 8%, non-voting, convertible, redeemable,
2,000 shares authorized, No shares issued and outstanding
Common stock , $.02 par value, 400,000,000 shares authorized,
13,890,464 shares, issued and outstanding at September 30, 2005;
13,034,454 shares, issued and outstanding at December 31, 2004.	277,810	260,689
Additional paid-in capital	3,426,039	2,532,909
	3,703,849	2,793,598

Accumulated deficit	(4,228,306)	(2,496,674

Accumulated other comprehensive loss	(234,589)	(498,047

Total stockholders’ deficiency	(759,046)	(201,123
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$400,780	$1,444,124

See accompanying notes.

Phantom Fiber Corporation
Condensed Consolidated Statements of Operations and Comprehensive Loss
Nine Months Ended September 30, 2005 and September 30, 2004

Revenue	2005	2004
	(unaudited)	(unaudited)
Consulting services	$109,706	$56,636
User fees and royalties	85,917	15,772
	195,623	72,408
Operating expenses:

Research and development	832,353	245,073
Sales and marketing	240,263	233,162
General and administrative	414,845	378,367
Total operating expenses	1,487,461	856,602

Loss before other income (expenses)	(1,291,838)	(784,194)

Other income (expenses)
Loss on disposal of marketable securities	(373,786)	(76,172)
Gain on write-down of accounts payable	31,094	—
Gain on disposal of Battery Business	—	391,874
Interest expense	(177,655)	(69,879)
Interest revenue	6,066	4
Earnout on sale of Battery Business (Note 1(c))	82,500	—
Gain (loss) on foreign exchange	(8,013)	43,561
Net loss	$(1,731,632)	$(494,806)

Earnings (loss) per share of common stock (note 2 i)):
Weighted average number of common shares outstanding	13,459,355	9,120,030
Loss per share	$(0.13)	$(0.05)

Comprehensive Loss

Net loss	$(1,731,632)	(494,806)
Other comprehensive income (loss):
Unrealized holding gain on marketable securities	295,737	(544,659)
Foreign exchange translation gain (loss)	(32,279)	6,719
Comprehensive loss	$(1,468,174)	$(1,032,746)

See accompanying notes

Phantom Fiber Corporation
Condensed Consolidated Statements of Operations and Comprehensive Loss
Three Months Ended September 30, 2005 and September 30, 2004

	2005	2004
	(unaudited)	(unaudited)
Revenue

Consulting services	$10,417	$22,155
User fees and royalties	31,608	8,786
	42,025	30,941
Operating expenses:

Research and development	218,172	(63,758)
Sales and marketing	100,543	102,248
General and administrative	140,680	219,867
Total operating expenses	459,395	258,357

Loss before other income (expenses)	(417,370)	(227,416)

Other income (expenses)

Loss on disposal of marketable securities	—	(76,172)
Gain on write-down of accounts payable	31,094	—
Gain on disposal of Battery Business	—	391,874
Interest expense	(118,095)	(42,717)
Interest revenue	42	1
Earnout on sale of Battery Business (Note 1c)	26,000	—
Settlement of loan obligation
Gain (loss) on foreign exchange	(20,817)	43,684
Net (loss) income	$(499,146)	$89,254

Earnings (loss) per share of common stock (note 2 i)):
Basic earnings (loss) per share:
Weighted average number of common shares outstanding	13,459,355	9,120,030
Net (loss) income per share	$(0.04)	$0.10
Diluted earnings per share:
Weighted average number of common shares outstanding	n/a	15,321,643
Diluted income per share	$ n/a	$0.01

Comprehensive Loss

Net (loss) income	$(499,146)	$89,254
Other comprehensive income (loss):
Unrealized holding gain on marketable securities	(58,300)	(544,659)
Foreign exchange translation gain (loss)	(33,316)	(9,911)
Comprehensive loss	$(590,762)	$(465,316)

See accompanying notes

Phantom Fiber Corporation
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficiency)
September 30, 2005 (unaudited) and December 31, 2004 (audited)

	Common stock Number reflecting a 1:20 share consolidation	Common stock Par Value	Additional paid in capital	Other Shareholders’ Equity	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total Stockholders Equity /(Deficiency)
	(#)	($)	($)	($)	($)	($)	($)
Balance, December 31, 2003	7,350,211	147,004	—	937,863	(972,625)	55,180	167,422
Issuance of convertible debentures	1,020,326	20,407	605,223				625,630
Adjustment arising from reorganization due to reverse acquisition	4,663,917	93,278	1,927,686	(937,863)			1,083,101
Net loss for the year ended December 31, 2004					(1,524,049)		(1,524,049)
Adjustment arising from unrealized loss on marketable securities						(535,378)	(535,378)
Adjustment arising from foreign exchange translation loss						(17,849)	(17,849)
Balance, December 31, 2004	13,034,454	260,689	2,532,909	—	(2,496,674)	(498,047)	(201,123)
Shares issued for settlement of accounts payable, other debt and services	351,036	7,021	340,359				347,380
Shares reserved and to be issued for conversion of senior subordinated convertible debentures	18,634	373	92,797				93,170
Net loss for the three months ended March 31, 2005					(868,758)		(868,758)
Adjustment arising from reduction in unrealized loss on marketable securities						338,637	338,637
Adjustment arising from foreign exchange translation loss						(13,040)	(13,040)
Balance, March 31, 2005	13,404,124	268,083	2,966,065	—	(3,365,432)	(172,450)	(303,734)
Shares issued for settlement of accounts payable and services	36,962	739	38,783				39,522
Common stock subscribed in connection with private placement				300,000			300,000
Net loss for the three months ended June 30, 2005					(363,728)		(363,728)
Adjustment arising from unrealized gain on marketable securities and foreign exchange						29,477	29,477
Balance, June 30, 2005	13,441,086	268,822	3,004,848	300,000	(3,729,160)	(142,973)	(298,463)
Shares issued for settlement of accounts payable and services	149,378	2,988	127,191				130,179
Common stock subscribed in connection with private placement	300,000	6,000	294,000	(300,000)			—
Net loss for the three months ended September 30, 2005					(499,146)		(499,146)
Adjustment arising from unrealized gain on marketable securities and foreign exchange						(91,616)	(91,616)
Balance, September 30, 2005	13,890,464	277,810	3,426,039	—	(4,228,306)	(234,589)	(759,046)

See accompanying notes

Phantom Fiber Corporation
Condensed Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2005 and September 30, 2004

	2005	2004
	(unaudited)	(unaudited)
Operating Activities
Loss for the period	$(1,731,632)	$(494,806)
Add back
Depreciation	9,928	379
Loss on sale of securities	373,786	76,172
Foreign exchange gain (loss)	(32,279)	6,719
Gain on disposal of Battery Business	—	(391,874)
Gain on write-down of accounts payable	(31,094)	—
Earnout on Sale of Battery Business	(82,500)	—

Changes in non cash working capital items
Accounts receivables	(145,238)	(6,951)
Marketable securities	—	(130,350)
Investment tax credit receivable	353,340	(125,022)
Prepaid expenses	14,000	113,066
Accounts payable and accrued liabilities	392,838	110,764
	(878,851)	(841,903)

Financing Activities
Issuance of common stock	300,000	625,630
Increase (decrease) in borrowings and capital leases	(224,332)	97,767
	75,668	723,397

Investing Activities
Purchase of property, plant and equipment	—	(1,372)
Cash acquired in reverse acquisition transaction	—	5,541
Proceeds from the sale of marketable securities	803,250	99,050
	803,250	103,219

Increase / (decrease) in cash and cash equivalents	$67	$(15,287)
Cash, beginning of period	19,400	19,742
Cash / (bank indebtedness), end of period	$19,467	$4,455

Non cash financing and investing activities:

Proceeds from sale of marketable securities outstanding at end of period	$300,000	—
Marketable securities disposed of in settlement of accounts payable	53,250	—
Common shares issued on conversion of debenture	93,170	—
Common shares issued in settlement of accounts payable	275,643	—
Common shares issued in settlement of borrowing	58,130	—
Common shares issued in settlement for various services	209,977	—

See accompanying notes

Phantom Fiber Corporation
Notes to the Condensed Consolidated Financial Statements
Nine Months Ended September 30, 2005

Note 1.   Description of Business and Basis of Presentation

a) Description of Business

The business of Phantom Fiber Corporation (the “Company”) (formerly known as Pivotal Self Service Technologies Inc, Wireless Ventures Inc. and Hycomp, Inc.) is conducted through its wholly-owned Canadian subsidiary Phantom Fiber Inc. headquartered in Toronto, Canada.

It is engaged in the business of the sale and licensing of its proprietary wireless software platform and integration services. Phantom Fiber uses its software platform to extend the rich multimedia content and user experience of its customers’ existing Internet web sites securely and instantly to the PDAs and cell phones of mobile users.

The platform is built on a component based framework in which software modules responsible for functions or processes can be continually developed and incorporated into this framework. The intent of this modular approach is module reusability and therefore improved development speed as the object library continues to grow. By encapsulating the core framework components in a Software Developer Kit (SDK) along with the growing library of plug compatible function and process modules, the Company can license out a development platform to third party consulting firms and software development companies as a mobile development platform.

Due to high demand for the Company’s mobile platform in the gaming and entertainment sector, to date the majority of these modules relate to that sector. It is our intent to create more generic modules that could be utilized across any number of vertical markets to allow the Company to more easily penetrate those markets.

Phantom Fiber derives its revenue from direct sales of various licensing, maintenance and revenue sharing plans that allow its revenues to grow based upon the adoption rate of its customer’s end users. It also derives revenue from custom built mobile software applications built upon its proprietary mobile platform.

b) Reverse Acquisition Transaction

On July 7, 2004, the Company (formerly known as "Pivotal Self-Service Technologies Inc.") completed a reverse acquisition of privately held Phantom Fiber Corporation, an Ontario corporation. The merger was effected pursuant to a Share Exchange Agreement dated April 22, 2004 (the " Agreement") by and among the Company and Phantom Fiber Corporation. In accordance with the terms of the Agreement, the Company merged with and into Phantom Fiber Corporation, with Phantom Fiber Corporation remaining as the surviving corporation and a wholly owned subsidiary of the Company.

Pursuant to the Agreement, the outstanding shares of common stock of Phantom Fiber Corporation, converted into an aggregate of 8,370,537 (after consolidation of shares) shares of the Company's common stock, which represented 64 percent of the Company's outstanding voting stock after giving effect to the merger. An aggregate of 1,374,107 (after consolidation of shares) shares have been placed in escrow for a period of one year following the date of closing of the transaction in support of indemnifications by the pre-merger stockholders of Phantom Fiber Corporation to Pivotal Self-Service Technologies Inc. The transaction is recorded as a reverse acquisition since the Phantom Fiber Corporation stockholders became the controlling stockholders of the Company. Accordingly, the transaction is accounted for as the issuance of stock by Phantom Fiber Corporation for the net monetary assets of the Company accompanied by a recapitalization of Phantom Fiber Corporation and no goodwill or any intangible assets are recorded. Prior period results and comparatives are those of Phantom Fiber Corporation and its subsidiary. Based on the price of the Company's common stock on July 7, 2004 of $1.60 per share (being $0.08 per share restated for a 1 for 20 reverse stock split which became effective May 5, 2005) , the purchase price approximated $13,393,000. In connection with the merger, the Company changed its name from "Pivotal Self-Service Technologies Inc." to "Phantom Fiber Corporation".

Phantom Fiber Corporation
Notes to the Condensed Consolidated Financial Statements
Nine Months Ended September 30, 2005

Note 1.   Description of Business and Basis of Presentation (continued)

b) Reverse Acquisition Transaction (continued)

Pursuant to the terms of the share exchange agreement between the Company and Phantom Fiber, upon Closing on July 7, 2004, the holders of an aggregate of CAD $1,200,000 (approximately $919,750) principal amount of convertible debentures of Phantom Fiber Corporation received warrants exercisable until the second anniversary of the Closing to purchase 750,000 (after consolidation of shares) shares of the Company's common stock at an exercise price of $1.68 per share (being $0.084 per share restated for a 1 for 20 reverse stock split (see Note 9 (b)).

The Company also issued stock options to replace 2,000,000 Phantom Fiber Corporation stock options existing prior to the merger. Each stock option will allow the holder to .275 post-merger common shares (550,000 common shares in aggregate) for an exercise price equal to the exercise   price of the Phantom Fiber Corporation stock options previously held divided by .275, and with an   expiry date and vesting provisions similar to those of the previously outstanding stock options.

c) Disposition of Prime Battery

The Company disposed of the all of the shares of its Prime Battery Products Limited (“Prime Battery”) subsidiary plus additional assets and liabilities (together, the “Battery Business”) in a transaction completed on September 15, 2004.

The Battery Business was sold to Wireless Age Communications Inc. (“Wireless Age”) for the following consideration: (i) 700,000 restricted common shares of Wireless Age; and (ii) 200,000 additional restricted common shares (“Earnout Shares”) of Wireless Age as an earnout over a one year period. The Earnout Shares were issuable on November 30, 2004, February 28, 2005, May 31, 2005 and August 31, 2005 if Prime Battery continues to earn royalties under existing agreements with Simmtronics Limited and SureCells Portable Power Ltd.

d) Going Concern and Basis of Presentation

These financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of business, notwithstanding the significant operating losses for the nine months ended September 30, 2005 and the deficit as at September 30, 2005. The ability of the Company to continue as a going concern is dependent on the Company's ability to generate future profitable operations and receive continued support from its lenders, shareholders and raise external financing for which there can be no assurance regarding the success thereof.

e) Comparative figures:

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in the current period.

Note 2.   Summary of Significant Accounting Policies

a) Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results may differ from these estimates.

Phantom Fiber Corporation
Notes to the Condensed Consolidated Financial Statements
Nine Months Ended September 30, 2005

Note 2.   Summary of Significant Accounting Policies (continued)

b) Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. The criteria for allowance provision are determined based on historical experience and the Company’s assessment of the general financial conditions affecting its customer base. If the Company’s actual collections experience changes, revisions to the allowance may be required.

c) Acquisitions and business combinations

The Company accounts for acquisitions and business combinations under the purchase method of accounting. The Company includes the results of operations of the acquired business from the acquisition date. Net assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired are included in intangible assets in the accompanying consolidated balance sheets.

d) Revenue recognition

The Company recognizes software licensing revenues in accordance with all applicable accounting regulations, including the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition," and SOP 98-9, "Modification of SOP 97-2 with respect to Certain Transactions." Following the requirements of SOP 97-2, the Company recognizes license revenues when all of the following conditions are met:

•	there is a signed license agreement with the customer;
•	the software product has been delivered to the customer;
•	the amount of the fees to be paid by the customer is fixed or determinable; and
•	collection of these fees is probable.

The Company generally negotiates formal license agreements with its customers. Each of the license agreements includes provisions for receipt of an up-front license fee and royalties. Generally, service providers pay these royalty fees either in the form of a one-time payment or as an on-going monthly fee. On-going royalties are recognized monthly based on the number of subscribers at month end. One-time royalties are recognized quarterly based on the number of new subscribers at the end of each quarter.

The Company may also negotiate license agreements that allow for the payment of the initial license fee to be made in future instalments over a period of less than a year. Revenues recognized in advance of the instalments being due are recorded as unbilled revenues in the balance sheet.

Maintenance and technical support revenues are recognized ratably over the applicable service period, which is usually one year. Revenues derived from professional services are recognized upon performance of the related services. Revenues derived from license agreements containing multiple deliverables, such as product licenses, maintenance and technical support and other services, are allocated among the various deliverables based on the fair value of each deliverable

Phantom Fiber Corporation
Notes to the Condensed Consolidated Financial Statements
Nine Months Ended September 30, 2005

Note 2.   Summary of Significant Accounting Policies (continued)

e) Intangibles and goodwill

The Company regularly reviews all of its long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business, and significant negative industry or economic trends. When management determines that an impairment review is necessary based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model.

Significant judgment is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. To the extent that events or circumstances cause assumptions to change, charges may be required which could be material.

f) Investments

The Company’s investment in marketable securities is classified as available for sale securities and is recorded at their fair value. Unrealized holding gains and losses are reported as a net amount in a separate component of shareholders’ equity until realized.

g) Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts.

h) Financial instruments

The fair values of the financial assets and liabilities are indicated by their carrying value. The fair value of non-interest bearing advances and notes payable approximate their carrying value because they are due on demand, have no terms of payment and are treated as payable on demand.

i) Earnings (loss) per share of common stock

For both the nine months ended September 30, 2005 and September 30, 2004, net loss per share has been computed using the net loss for the period divided by the weighted average number of shares outstanding as adjusted for a 1 for 20 reverse stock split effective May 5, 2005. For the three months ended September 30, 2004, diluted income per share has been computed using the net income for the period divided by the fully diluted shares outstanding, as adjusted for a 1 for 20 reverse stock split. Diluted loss per share is not presented as the effects of convertible debentures, warrants and options are anti-dilutive.

Phantom Fiber Corporation
Notes to the Condensed Consolidated Financial Statements
Nine Months Ended September 30, 2005

Note 2.   Summary of Significant Accounting Policies (continued)

j) Foreign currency

The functional currency of the company is the U.S. dollar and the functional currency of the wholly owned subsidiary located in Canada is the Canadian dollar. Assets and liabilities of this subsidiary are translated to U.S. dollars at year-end exchange rates and income statement items are translated at the exchange rates present at the time such transactions arise. Resulting translation adjustments, if material, are recorded as a separate component of accumulated other comprehensive income, a component of stockholders’ equity (deficiency).

k) Investment tax credits

The Company’s subsidiary is entitled to Canadian tax credits which are earned as a percentage of eligible research and development expenditures incurred in each taxation year. Investment tax credits earned relating to research and development expenses and property, plant and equipment purchases are accounted for as a reduction of the respective expenses and the cost of such assets.

l) Comprehensive income

Comprehensive Income includes the net exchange differences arising from the translation of Canadian dollar denominated subsidiaries into US dollars and accumulated unrealized holding gains and losses on the Company’s available for sale securities.

m) Recent accounting pronouncements

In September 2005, the Financial Accounting Standards Board (“FASB”) ratified the following consensus reached in EITF Issue 05-8 (“Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature”):

•
The issuance of convertible debt with a beneficial conversion feature results in a basis difference in applying FASB Statement of Financial Accounting Standards SFAS No. 109, Accounting for Income Taxes. Recognition of such a feature effectively creates a debt instrument and a separate equity instrument for book purposes, whereas the convertible debt is treated entirely as a debt instrument for income tax purposes.

•	The resulting basis difference should be deemed a temporary difference because it will result in a taxable amount when the recorded amount of the liability is recovered or settled.

•	Recognition of deferred taxes for the temporary difference should be reported as an adjustment to additional paid-in capital.

The foregoing consensus is effective in the first interim or annual reporting period commencing after December 15, 2005, with early application permitted. The effect of applying the consensus should be accounted for retroactively to all debt instruments containing a beneficial conversion feature that are subject to EITF Issue 00-27, “Application of Issue No. 98-5 to Certain Convertible Debt Instruments” (and thus is applicable to debt instruments converted or extinguished in prior periods but which are still presented in the financial statements). The adoption of this statement is not expected to have a significant impact on the Company’s financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”) which supersedes APB Opinion No. 20, “Accounting Changes” and SFAS No. 3 “Reporting Accounting Changes in Interim Financial Statements”. The statement requires the retroactive application to prior periods’ financial statements of changes in accounting principles, unless it is impractical to determine either the period of specific effects or the cumulative effect of the change.

Phantom Fiber Corporation
Notes to the Condensed Consolidated Financial Statements
Nine Months Ended September 30, 2005

Note 2.   Summary of Significant Accounting Policies (continued)

m) Recent accounting pronouncements (continued)

SFAS 154 does not change the guidance for reporting the correction of an error in previously issued financial statements or the change in accounting estimate. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe SFAS No. 154 will have a significant impact on its consolidated financial position or results of operations.

In December 2004, the FASB issued Statement No. 123(R), Share-Based Payments, which will require compensation costs related to share-based payment transactions to be recognized in the financial statements. As permitted by the predecessor Statement No.123, the Company does not recognize compensation expense with respect to stock options issued because the option price was no greater than the market price at the time the option was issued. Statement 123(R) will be effective in the fiscal quarter beginning January 1, 2006. The Company has not completed an evaluation of the impact of adopting Statement 123(R).

In December 2004, the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets-amendment of APB Opinion No. 29". Statement 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for exchanges of nonmonetary assets occurring after June 15, 2005. The Company will adopt this Statement in fiscal 2005 and adoption is not expected to have a material impact on the Company’s financial statements.

In November 2004, the FASB ratified the Emerging Issues Task Force ("EITF") consensus on Issue 03-13, " Applying the Conditions in Paragraph 42 of FASB Statement No, 144, “Accounting for the Impairment or Disposal of Long-Lived Assets, " in Determining whether to Report Discontinued Operations , which is effective for us at the beginning of 2005. The Company will adopt this Statement in fiscal 2005 and adoption is not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

In November 2004, the FASB issued Statement No. 151, Inventory Costs, an amendment of ARB No.43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges, and that fixed production overheads should be allocated to inventory based on normal capacity of production facilities   Statement No. 151 is effective for fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

m) Stock Options

The Company applies the disclosure provisions of SFAS No.123, "Accounting for Stock-Based Compensation." Stock option awards continue to be accounted for in accordance with APB Opinion No.25. As the number of shares to be issued and the per share strike price are not subject to uncertainty, stock option grants are accorded fixed accounting treatment. As a result, the Company does not record compensation expense in connection with the granting of these stock options.

Had compensation cost for the employee and non-employee director stock options been determined based on the fair value at the grant date for awards for the nine months ended September 30, 2005 and September 30, 2004 consistent with the provisions of SFAS No.123, the net loss as reported would have been increased to the pro forma amounts indicated below (amounts in thousands):

Phantom Fiber Corporation
Notes to the Condensed Consolidated Financial Statements
Nine Months Ended September 30, 2005

Note 2.   Summary of Significant Accounting Policies (continued)

m) Stock Options (continued)

	September 30,	September 30,
	2005	2004
Net loss as reported	$(1,732)	$(495)
Pro forma compensation expense	15	15
Pro forma net loss	$(1,747)	$(510)

There is no effect on loss per share.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used in the model:

	September 30,	September 30,
	2005	2004
Dividend yield	nil	nil
Expected volatility	90%	90%
Risk free interest rates	3.5%	2.6%
Expected lives (years)	3.0	3.0

n) Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated amortization. Amortization is calculated using the declining-balance method as follows.

Computer hardware	30%

Office furniture and equipment	20%

Additions during the period are amortized at one-half the usual rate.

o) Capital leases

Leases that transfer the substantial obligations and benefits of ownership are recorded as capital assets and a related obligation under capital leases.

Phantom Fiber Corporation
Notes to the Condensed Consolidated Financial Statements
Nine Months Ended September 30, 2005

Note 3. Accounts receivable:

	September 30,		December 31,
	2005		2004
Trade (net of $nil allowance for doubtful accounts)	$104,682		$41,244
Due from former officer and director	29,575	(a)	—
	$134,257		$41,244

(a)
On January 13, 2005, the Company entered into a private sales transaction with a former officer, director and shareholder of Pivotal Self-Service Technologies Inc. under which the Company agreed to sell 800,000 shares of common stock of Wireless Age Communications Inc. for cash consideration of $600,000 and 3,000,000 shares of common stock of Trackpower Inc. for cash consideration of $150,000. The transaction, as amended, provides for payment of consideration through a combination of cash and cancellation of a note payable of $52,225 to a company controlled by the purchaser, as well as for periodic delivery of these shares in quantities proportionate to cash payments received as a percentage of the total proceeds of the transaction.

Note 4.   Marketable Securities

The Company’s available for sale marketable securities consist of the following:

			Original	Carrying	Unrealized
	Number		Cost	Value	Gain/ (Loss )
September 30, 2005:
Midland International Corporation	650,000(d	)	$ nil	$ nil	$ nil
Wireless Age Communications Inc.	420,000(b	)	$403,441	$163,800	$(239,641)

December 31, 2004:
Trackpower Inc.	3,000,000(c	)	$136,950	$149,649	$12,699
Wireless Age Communications Inc.	1,145,000(a	)	1,361,027	812,950	(548,077)
			$1,497,977	$962,599	$(535,378)

(a)
In September, 2004 the Company received 700,000 restricted shares of Wireless Age at a market price of $1.01 through the disposition of its Battery Business as described in Note 1(c). Pursuant to an earnout arrangement arising from the disposition of its Battery Business as described in Note 1 (c), the Company received 50,000 restricted shares of Wireless Age in November, 2004 at a market   price of $0.71. The remaining 395,000 shares of Wireless Age were acquired in conjunction with   the reverse acquisition transaction described in note 1 (b).

(b)
During its second quarter, the Company recognized a further 50,000 restricted shares of Wireless Age at a market price of $0.61 and an additional 50,000 restricted shares of Wireless Age at a market price of $0.52 pursuant to the earnout arrangement previously noted and described in Note 1 (c). During the third quarter the Company recognized a further 50,000 shares at $0.52 as income. As described in Note 3, on January 13, 2005, the Company entered into a private sales transaction with a former officer, director and shareholder of Pivotal Self-Service Technologies Inc. under which the Company agreed to sell 800,000 shares of common stock of Wireless Age Communications Inc. for consideration of $600,000. On January 23, 2004, the Company transferred 50,000 of the Wireless Age shares to an affiliate of the Company who, per note 10, had provided a loan of $162,000 to the Company in November, 2002. The transfer of these shares was in payment of the loan. On February 18, 2005, the Company negotiated a final settlement of this matter under which it agreed to issue 25,000 (after consolidation of shares) shares of its capital stock and to transfer 75,000 shares of common stock of Wireless Age Communications Inc.

Phantom Fiber Corporation
Notes to the Condensed Consolidated Financial Statements
Nine Months Ended September 30, 2005

Note 4.   Marketable Securities (continued)

(c)
During July, 2004 the Company received 3,000,000 restricted shares of Trackpower Inc. as partial   payment for an amount due from a third party. As described in note 3, on January 13, 2005, the   Company entered into a private sales transaction with a former officer,   director and shareholder of Pivotal Self-Service Technologies Inc. under which the Company agreed to deliver 3,000,000       shares of common stock of Trackpower Inc. for consideration of $150,000.

(d)
During the second quarter the Company received 650,000 restricted shares of Midland   International Corporation (formerly Azonic Corporation) at a market price of $0.41, pursuant to an   agreement to provide consulting services. The Company has decided to recognize all   revenue in the future upon the sale of these common shares and, accordingly, has recorded no value for these shares.

Note 5.   Property, Plant and Equipment

Property, Plant and Equipment comprises the following:

	September 30,	December 31,
	2005	2004
Computers and office equipment - cost	$71,396	$71,671
Less: accumulated amortization	(28,554)	(18,544)
	$42,842	$53,127

Included in the above property, plant and equipment are assets under capital lease with a cost of $61,353 (December 31, 2004: $61,353) and accumulated amortization of $26,038 (December 31, 2004: $11,898). These leases bear interest at varying rates from 9%-21%.

The future minimum payments due under these capital leases are:

Years ending December 31:
2005	$7,307
2006	19,348
2007	8,846

Note 6.   Short Term Borrowings

	September 30,	December 31,
	2005	2004
Advance from a shareholder, on demand,
unsecured and non-interest bearing	$24,349	$27,595
Advance from a party related to the principal shareholder,
on demand, unsecured with monthly interest of 3%	64,597	62,250
Advances from an unrelated party, on demand,
unsecured with monthly interest of 3%.	43,065	100,422
Bridge loan, on demand, unsecured with monthly
interest payments of 3%	—	150,653
Total	$132,011	$340,920

Phantom Fiber Corporation
Notes to the Condensed Consolidated Financial Statements
Nine Months Ended September 30, 2005

Note 7. Notes Payable

	September 30,	December 31,
	2005	2004
Non-interest bearing note payable (a)	$57,500	$57,500
5 year non-interest bearing note payable (b)	—	52,225
Total	$57,500	$109,725

(a)
In 2001, the Company restructured a $416,821 payable with a creditor, whereby $76,821 was forgiven, $180,000 was satisfied through the issuance of 1.8 million shares of the Company’s common stock and a note payable of $160,000 was issued and has since been paid down to   $57,500. This amount is due on demand and has therefore not been discounted.

(b)
In 2002, the Company issued a non-interest bearing note payable to an affiliate for $120,000 payable over 5 years at $2,000 per month commencing July 1, 2002 (this note was discounted to $106,000 representing its present value using a 5% discount rate and has been paid down to $52,225). The Company issued this note as part of the acquisition of Prime Wireless that was later disposed of on March 13, 2003. This note has been cancelled pursuant to the terms of a private sales transaction described in note 3 (a).

Note 8.   Senior Subordinated Convertible Debentures

The senior subordinated convertible debentures totaling $66,500 at December 31, 2004, bear interest at 8% payable in arrears annually commencing March 6, 2001.

Each $5.00 of principal is convertible into one share of common stock and one three year warrant to purchase an additional share of common stock at an exercise price of $10.00 per share. Management had determined that the value attached to the conversion feature and the related warrants is insignificant and, therefore has not made an adjustment to the debentures’ carrying amount for these features. No payments of interest have been made by the Company. The notes are technically in default and therefore have been classified as current liabilities at December 31, 2004. On March 6, 2005, these debentures matured and amounts outstanding were automatically converted into 18,634 (after consolidation of shares) shares of restricted common stock of the Company. Also see note 9 (c).

Note 9.   Capital Structure

(a) Authorized:

2,000 preference shares $100 par value; 8%, non-voting, convertible, redeemable

400,000,000 voting common shares, $0.02 par value

Issued and outstanding (Number of shares pursuant to a 1 for 20 reverse stock split effective May 5, 2005) at September 30, 2005: 13,890,464 (December 31, 2004: 13,034,454)

(b) Warrants:

The Company has granted 1,544,038 (after consolidation of shares) warrants to purchase an aggregate of 1,544,038 (after consolidation of shares) common shares. All warrants are vested. The composition and exercise prices of the warrants outstanding at September 30, 2005 are as follows:

Phantom Fiber Corporation
Notes to the Condensed Consolidated Financial Statements
Nine Months Ended September 30, 2005

Note 9.   Capital Structure (continued)

		Weighted
	Number	average
	of warrants	exercise price	Expiry date

December 31, 2004	875,404	$3.85	—
Warrants granted	718,634	2.08	—
Warrants expired	(50,000)	(0.40)	—
September 30, 2005	1,544,038	$1.90	—

Comprised of:	62,500	$0.80	November 14, 2005(a)
	100,000	3.00	February 25, 2006
	750,000	1.68	July 7, 2006(b)
	5,108	10.00	August 13, 2006
	3,898	10.00	October 8, 2006
	3,898	10.00	November 20, 2006
	200,000	1.51	November 30, 2007
	18,634	10.00	March 6, 2008(c)
	100,000	1.10	May 25, 2008
	300,000	2.00	July 20, 2008
	1,544,038	$1.90	—

(a)
Includes warrants to purchase 62,500 common shares at $0.80 per share issued under a warrant agreement for which another 62,500 warrants, exercisable at $2.00 per share are issuable upon exercise of the initial warrants.

(b)	Warrants issued on July 7, 2004 in connection with the Reverse Acquisition described in note 1b) to purchase 750,000 common shares at $1.68.
(c)	Warrants issued on March 6, 2005 per note 8 in connection with maturity and conversion of 8% Senior Subordinated Convertible Debentures, to purchase 18,634 common shares at $10.00 per share.,

(c) Stock options:

In connection with the Reverse Acquisition described in note 1b), the Company’s stock option plan was amended to increase the number of options to be issued under the plan from a maximum of 150,000 (after consolidation of shares) options to a maximum of 1,000,000 (after consolidation of shares) options.

Options granted under the amended plan are being accounted for under Accounting Principles Board Opinion No. 25 (APB Opinion No. 25), “Accounting for Stock Issued to Employees”. All options have been granted at a price equal to or greater than the fair value of the Company’s common stock at the date of the grant.

Phantom Fiber Corporation
Notes to the Condensed Consolidated Financial Statements
Nine Months Ended September 30, 2005

A summary of the changes in the Company’s stock option plan for the nine months ended September 30, 2005 and year ended December 31, 2004 is as follows:

	Nine Months Ended		Year Ended
	September 30, 2005		December 31, 2004
	Number of shares	Weighted average exercise price	Number of shares		Weighted average exercise price

Balance at beginning of period	580,000	$0.35	50,000		$2.30
Options granted	—	—	550,000(a	)	0..23
Options cancelled	(87,500)	(0.50)	(20,000)		(2.00)

Balance, end of period	492,500	0.32	580,000		0.35

Exercisable, end of period	492,500	$0.32	549,444		$0.35

			Weighted	Weighted	Weighted
	Number	average	average	Number	average
Exercise	of options	remaining life	exercise	of options	exercise
Price	outstanding	(years)	price	exercisable	price
$0.23	467,500	1.39	$0.23	467,500	$0.23
2.00	25,000	5.91	2.00	25,000	2.00
$0.23 - $2.00	492,500	1.62	$0.32	492,500	$0.32

(a)	Options issued on July 7, 2004 in connection with the Reverse Acquisition described in note 1b) to purchase 550,000 common shares at $0.228 per common share

Note 10. Related Party Transactions

An officer of the Company provided $24,349 to fund operations of the Company. This loan is included in short term borrowings. It is unsecured, non-interest bearing and has no formal repayment terms.

Note 11. Commitments

The Company is committed to the following annual amounts in respect to its lease of office space:

Years ending December 31:
2005	$17,386
2006	38,746
2007	42,720
2008	46,695
2009	11,922

Note 12. Subsequent Events

Private Placement

Subsequent to September 30, 2005, the Company entered into arrangements with various individual (accredited) investors as well as negotiations with prospective institutional investors. As of November 11, 2005, the Company has received cash infusions of $640,000 (of a total contemplated cash infusion of $850,000) from individual (accredited) investors and is obliged to issue a minimum of 1,163,636 units (of a total contemplated minimum of 1,545,455 units) at a price of $0.55 per unit. Each unit is comprised of one common share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional common share at a price of $1.10 if exercised within three years from closing of the private placement.

Should the Company conclude an investment arrangement with prospective institutional sources by November 30, 2005 on terms which vary from the foregoing, it intends to make such terms available, on a retroactive basis, to the individual (accredited) investors.

REPORT OF INDEPENDENT REGISTERED AUDITORS

TO THE STOCKHOLDERS OF
PHANTOM FIBER CORPORATION

We have audited the accompanying consolidated balance sheet of Phantom Fiber Corporation, as at December 31, 2004, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Phantom Fiber Corporation at December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

As described in the notes, the accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. At December 31, 2004 the Company had an accumulated deficit of $2,496,674. The continued operating losses raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the going concern assumption not being applicable.

/s/ Mintz & Partners LLP

"Mintz & Partners LLP"
Chartered Accountants
Toronto, Ontario
March 30, 2005

PHANTOM FIBER CORPORATION
Consolidated Balance Sheet
As at December 31, 2004

ASSETS

CURRENT ASSETS:
Cash	$19,400
Accounts receivable	41,244
Marketable securities (note 3)	962,599
Investment tax credit receivable	353,340
Prepaid expenses	14,414
TOTAL CURRENT ASSETS	1,390,997

PROPERTY, PLANT AND EQUIPMENT (note 4)	53,127
TOTAL ASSETS	$1,444,124

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
Accounts payable	$1,077,179
Short term borrowings (note 5)	340,920
Current portion of obligation under capital leases (note 4)	26,274
Notes payable (note 6)	109,725
Senior subordinated convertible debentures (note 7)	66,500
TOTAL CURRENT LIABILITIES	1,620,598

Obligation Under Capital Leases (note 4)	24,649

1,645,247
STOCKHOLDERS' DEFICIENCY (note 8)
PREFERRED STOCK, $100 par value, 8%, non-voting, convertible, redeemable, 2,000 shares authorized, No shares issued and outstanding
COMMON STOCK, $.001 par value, 400,000,000 shares authorized,
260,689,071 shares, issued and outstanding at December 31, 2004	260,689
ADDITIONAL PAID-IN CAPITAL	2,532,909
2,793,598

ACCUMULATED DEFICIT	(2,496,674)

ACCUMULATED OTHER COMPREHENSIVE LOSS	(498,047)

TOTAL STOCKHOLDERS' DEFICIENCY	(201,123)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$1,444,124

PHANTOM FIBER CORPORATION
Consolidated Statements of Operations
For the Years Ended December 31, 2004 and 2003

	2004	2003

REVENUE
Consulting services	$91,511	$46,882
	91,511	46,882

OPERATING EXPENSES:
Research and development	572,258	(96,550)
Sales and marketing	325,101	149,162
General and administrative	910,262	266,786

Total operating expenses	1,807,621	319,398

OPERATING LOSS BEFORE OTHER INCOME (EXPENSES)	(1,716,110)	(272,516)

OTHER INCOME (EXPENSES)
Interest expense	(111,495)	(6,182)
Interest income	6,906	4,955
Loss on disposal of marketable securities	(109,534)	—
Gain on disposal of Battery Business	391,874	—
Earnout on Battery Business	35,500	—
Settlement of loan obligation (note 12 (c))	(83,250)	—
Gain (loss) on foreign exchange	62,060	—
NET LOSS	$(1,524,049)	$(273,743)

EARNINGS (LOSS) PER SHARE OF COMMON STOCK:
Weighted average number of common shares outstanding (note 2 i))	197,365,773	131,247,999
Loss per share	$(0.008)	$(0.002)

PHANTOM FIBER CORPORATION
Consolidated Statements of Changes in Stockholders' Equity (Deficiency)
For the Years Ended December 31, 2004 and 2003

				Other
	Common stock	Common stock	Additional paid	Shareholders'
	Number	Par Value	in capital	Equity
	(#)	($)	($)	($)
Balance, December 31, 2002	119,405,000	119,405		490,293
Issuance of Series A stock	18,005,735	18,006		163,043
Issuance of convertible debentures	9,593,476	9,593		284,527
Net loss for the year ended December 31, 2003
Adjustment arising from foreign exchange translation loss
Balance, December 31, 2003	147,004,211	147,004		937,863
Issuance of convertible debentures	20,406,524	20,407		605,223
Adjustment arising from reorganization due to reverse acquisition	93,278,336	93,278	1,927,685	(937,863)
Net loss for the year ended December 31, 2004
Adjustment arising from unrealized loss on marketable securities
Adjustment arising from foreign exchange translation loss
Balance, December 31, 2004	260,689,071	260,689	2,532,909	—

			Total
		Accumulated other	Stockholders
	Accumulated	comprehensive	Equity
	Deficit	income (loss)	/(Deficiency)
	($)	($)	($)
Balance, December 31, 2002	(698,882)	84,431	(4,753)
Issuance of Series A stock			181,049
Issuance of convertible debentures			294,120
Net loss for the year ended December 31, 2003	(273,743)		(273,743)
Adjustment arising from foreign exchange translation loss		(29,251)	(29,251)
Balance, December 31, 2003	(972,625)	55,180	167,422
Issuance of convertible debentures			625,630
Adjustment arising from reorganization due to reverse acquisition			1,083,101
Net loss for the year ended December 31, 2004	(1,524,049)		(1,524,049)
Adjustment arising from unrealized loss on marketable securities		(535,378)	(535,378)
Adjustment arising from foreign exchange translation loss		(17,849)	(17,849)
Balance, December 31, 2004	(2,496,674)	(498,047)	(201,123)

PHANTOM FIBER CORPORATION
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2004 and 2003

	2004	2003

OPERATING ACTIVITIES
Cash received from customers and governments	$468,409	$197,816
Cash paid to suppliers and employees	(1,271,364)	(792,103)
Interest received	6,906	4,957
Interest paid	(97,617)	(6,182)
Foreign exchange gain (loss)	44,211	(29,251)
	(849,455)	(624,763)

FINANCING ACTIVITIES
Series A preference shares	—	181,049
Convertible debenture	625,630	294,120
Obligation under capital leases	32,954	17,969
Note payable	(173,000)	—
Increase in short term borrowings	203,784	114,973
	689,368	608,111

INVESTING ACTIVITIES
Purchase of property, plant and equipment	(45,785)	(25,886)
Cash received from reverse acquisition	5,541	—
Proceeds from the sale of marketable securities	199,989	—
	159,745	(25,886)

DECREASE IN CASH AND CASH EQUIVALENTS	(342)	(42,538)
CASH, BEGINNING OF YEAR	19,742	62,280
CASH, END OF YEAR	$19,400	$19,742

NON CASH FINANCING ACTIVITIES:

Assets and liabilities acquired pursuant to reverse acquisition:
Marketable securities	$930,000	—
Battery business	315,126	—
Prepaid expenses	324,100	—
Accounts payable and accrued liabilities	(277,441)	—
Notes payable	(147,725)	—
Senior subordinated convertible debentures	(66,500)	—
Marketable securities received for settlement of Note receivable	135,000	—
Earnout on sale of Battery Business (note 1(c), 3)	35,500	—

PHANTOM FIBER CORPORATION
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2004

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

a) Description of Business

The business of Phantom Fiber Corporation (the "Company") (formerly known as Pivotal Self Service Technologies Inc, Wireless Ventures Inc. and Hycomp, Inc.) is conducted through its wholly-owned Canadian subsidiary Phantom Fiber Inc. headquartered in Toronto, Canada.

It is engaged in the business of the sale and licensing of its proprietary wireless software platform and integration services. Phantom Fiber uses its software platform to extend the rich multimedia content and user experience of its customers' existing Internet web sites securely and instantly to the PDAs and cell phones of mobile users.

Phantom Fiber derives its revenue from direct sales of various licensing and revenue sharing plans that allow its revenues to grow based upon the adoption rate of its customer's end users.

b) Reverse Acquisition Transaction

On July 7, 2004, the Company (formerly known as "Pivotal Self-Service Technologies Inc.") completed a reverse acquisition of privately held Phantom Fiber Corporation, an Ontario corporation. The merger was effected pursuant to a Share Exchange Agreement dated April 22, 2004 (the " Agreement") by and among the Company and Phantom Fiber Corporation. In accordance with the terms of the Agreement, the Company merged with and into Phantom Fiber Corporation, with Phantom Fiber Corporation remaining as the surviving corporation and a wholly owned subsidiary of the Company.

Pursuant to the Agreement, the outstanding shares of common stock of Phantom Fiber Corporation, converted into an aggregate of 167,410,735 shares of the Company's common stock, which represented 64 percent of the Company's outstanding voting stock after giving effect to the merger. The transaction is recorded as a reverse acquisition since the Phantom Fiber Corporation stockholders became the controlling stockholders of the Company. Accordingly, the transaction is accounted for as the issuance of stock by Phantom Fiber Corporation for the net monetary assets of the Company accompanied by a recapitalization of Phantom Fiber Corporation and no goodwill or any intangible assets are recorded. Prior period results and comparatives are those of Phantom Fiber Corporation and its subsidiary. Based on the price of the Company's common stock on July 7, 2004 of $0.08 per share, the purchase price approximated $13,393,000. In connection with the merger, the Company changed its name from "Pivotal Self-Service Technologies Inc." to "Phantom Fiber Corporation".

Pursuant to the terms of the share exchange agreement between the Company and Phantom Fiber, upon Closing on July 7, 2004, the holders of an aggregate of CAD1, 200,000 (approximately $919,750) principal amount of convertible debentures of Phantom Fiber Corporation received warrants exercisable until the second anniversary of the Closing to purchase 15,000,000 shares of the Company's common stock at an exercise price of $0.084 per share (see Note 8 (c))..

The Company also issued stock options to replace 2,000,000 Phantom Fiber Corporation stock options existing prior to the merger. Each stock option will allow the holder to purchase 5.5 post-merger common shares (11,000,000 common shares in aggregate) for an exercise price equal to the exercise price of the Phantom Fiber Corporation stock options previously held divided by 5.5, and with an expiry date and vesting provisions similar to those of the previously outstanding stock options.

Certain contingent adjustments exist with respect to the share exchange and valuation described above (see note 11 (b).

PHANTOM FIBER CORPORATION
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2004

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (continued)

c) Disposition of Prime Battery

The Company disposed of the all of the shares of its Prime Battery Products Limited ("Prime Battery") subsidiary plus additional assets and liabilities (together, the "Battery Business") in a transaction that was signed and consummated on September 15, 2004.

The Battery Business was sold to Wireless Age Communications Inc. ("Wireless Age") for the following consideration: (i) 700,000 restricted common shares of Wireless Age; and (ii) 200,000 additional restricted common shares ("Earnout Shares") of Wireless Age as an earnout over a one year period. The Earnout Shares are issuable on November 30, 2004 (see Note 3), February 28, 2005, May 31, 2005 and August 31, 2005 if Prime Battery continues to earn royalties under existing agreements with Simmtronics Limited and SureCells Portable Power Ltd.

d) Going Concern and Basis of Presentation

These financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of business, notwithstanding the significant operating losses for the year ended December 31, 2004 and the deficit as at December 31, 2004. The ability of the Company to continue as a going concern is dependent on the Company's ability to generate future profitable operations and receive continued support from its lenders, shareholders and raise external financing for which there can be no assurance regarding the success thereof. As mentioned in note 12 (a), the Company intends to obtain cash from the sale of its available-for-sale securities.

e) Comparative figures:

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in the current year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results may differ from these estimates.

b) Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. The criteria for allowance provision are determined based on historical experience and the Company's assessment of the general financial conditions affecting its customer base. If the Company's actual collections experience changes, revisions to the allowance may be required.

PHANTOM FIBER CORPORATION
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

c) Acquisitions and business combinations

The Company accounts for acquisitions and business combinations under the purchase method of accounting. The Company includes the results of operations of the acquired business from the acquisition date. Net assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired are included in intangible assets in the accompanying consolidated balance sheets.

d) Revenue recognition

The Company recognizes software licensing revenues in accordance with all applicable accounting regulations, including the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition," and SOP 98-9, "Modification of SOP 97-2 with respect to Certain Transactions." Following the requirements of SOP 97-2, the Company recognizes license revenues when all of the following conditions are met:

•	there is a signed license agreement with the customer;
•	the software product has been delivered to the customer;
•	the amount of the fees to be paid by the customer is fixed or determinable; and
•	collection of these fees is probable.

The Company generally negotiates formal license agreements with its customers. Each of the license agreements includes provisions for receipt of an up-front license fee and royalties. Generally, service providers pay these royalty fees either in the form of a one-time payment or as an on-going monthly fee. On-going royalties are recognized monthly based on the number of subscribers at month end. One-time royalties are recognized quarterly based on the number of new subscribers at the end of each quarter.

The Company may also negotiate license agreements that allow for the payment of the initial license fee to be made in future instalments over a period of less than a year. Revenues recognized in advance of the instalments being due are recorded as unbilled revenues in the balance sheet.

Maintenance and technical support revenues are recognized ratably over the applicable service period, which is usually one year. Revenues derived from professional services are recognized upon performance of the related services. Revenues derived from license agreements containing multiple deliverables, such as product licenses, maintenance and technical support and other services, are allocated among the various deliverables based on the fair value of each deliverable.

PHANTOM FIBER CORPORATION
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

e) Intangibles and goodwill

The Company regularly reviews all of its long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company's overall business, and significant negative industry or economic trends. When management determines that an impairment review is necessary based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model.

Significant judgment is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. To the extent that events or circumstances cause assumptions to change, charges may be required which could be material.

f) Investments

The Company's investment in marketable securities is classified as available for sale securities and is recorded at their fair value. Unrealized holding gains and losses are reported as a net amount in a separate component of shareholders' equity until realized.

g) Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts.

PHANTOM FIBER CORPORATION
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

h) Financial instruments

The fair values of the financial assets and liabilities are indicated by their carrying value. The fair value of non-interest bearing advances and notes payable approximate their carrying value because they are due on demand, have no terms of payment and are treated as payable on demand.

i) Net loss per share

For both 2004 and 2003, net loss per share has been computed using the net loss for the year divided by the weighted average number of shares outstanding. Diluted loss per share is not presented as the effects of convertible debentures, warrants and options are anti-dilutive.

j) Foreign currency

The functional currency of the company is the U.S. dollar and the functional currency of the wholly owned subsidiary located in Canada is the Canadian dollar. Assets and liabilities of this subsidiary are translated to U.S. dollars at year-end exchange rates and income statement items are translated at the exchange rates present at the time such transactions arise. Resulting translation adjustments, if material, are recorded as a separate component of accumulated other comprehensive income, a component of stockholders' equity (deficiency).

k) Investment tax credits

The Company's subsidiary is entitled to Canadian tax credits which are earned as a percentage of eligible research and development expenditures incurred in each taxation year. Investment tax credits earned relating to research and development expenses and property, plant and equipment purchases are accounted for as a reduction of the respective expenses and the cost of such assets.

l) Comprehensive income

Comprehensive Income includes the net exchange differences arising from the translation of Canadian dollar denominated subsidiaries into US dollars and accumulated unrealized holding gains and losses on the Company's available for sale securities.

m) Recent accounting pronouncements

In December 2004, the Financial Accounting Standards Board {"FASB") issued Statement No. 123(R), Share-Based Payments, which will require compensation costs related to share-based payment transactions to be recognized in the financial statements. As permitted by the predecessor Statement No.123, the Company does not recognize compensation expense with respect to stock options issued because the option price was no greater than the market price at the time the option was issued. Statement 123(R) will be effective in the fiscal quarter beginning January 1, 2006. The Company has not completed an evaluation of the impact of adopting Statement 123(R).

PHANTOM FIBER CORPORATION
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

m) Recent accounting pronouncements (continued)

In December 2004, the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets-amendment of APB Opinion No. 29". Statement 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for exchanges of nonmonetary assets occurring after June 15, 2005. The Company will adopt this Statement in fiscal 2005 and adoption is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

In November 2004, the FASB ratified the Emerging Issues Task Force ("EITF") consensus on Issue 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No, 144, "Accounting for the Impairment or Disposal of Long-Lived Assets, " in Determining whether to Report Discontinued Operations, which is effective for us at the beginning of 2005. The Company will adopt this Statement in fiscal 2005 and adoption is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

m) Recent accounting pronouncements (continued)

In November 2004, the FASB issued Statement No. 151, Inventory Costs, an amendment of ARB No.43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges, and that fixed production overheads should be allocated to inventory based on normal capacity of production facilities Statement No. 151 is effective for fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

n) Stock Options

The Company applies the disclosure provisions of SFAS No.123, "Accounting for Stock-Based Compensation." Stock option awards continue to be accounted for in accordance with APB Opinion No.25. As the number of shares to be issued and the per share strike price are not subject to uncertainty, stock option grants are accorded fixed accounting treatment. As a result, the Company does not record compensation expense in connection with the granting of these stock options.

Had compensation cost for the employee and non-employee director stock options been determined based on the fair value at the grant date for awards in 2004 and 2003 consistent with the provisions of SFAS No.123, net earnings would have been reduced to the pro forma amounts indicated below (amounts in thousands)

	2004	2003

Net loss as reported	$(1,524)	$(274)
Pro forma compensation expense	21	19
Pro forma net loss	$(1,545)	$(293)

There is no effect on loss per share.

PHANTOM FIBER CORPORATION
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used in the model:

	2004	2003
Dividend yield	nil	nil
Expected volatility	90%	90%
Risk free interest rates	3.5%	2.6%
Expected lives (years)	3.0	3.0

o) Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated amortization. Amortization is calculated using the declining-balance method as follows.

Computer hardware 30% Office furniture and equipment 20%

Additions during the period are amortized at one-half the usual rate.

p) Capital leases

Leases that transfer the substantial obligations and benefits of ownership are recorded as capital assets and a related obligation under capital leases.

3. MARKETABLE SECURITIES

The Company's available for sale marketable securities consist of the following:

		ORIGINAL	BOOK	UNREALIZED
	NUMBER	COST	VALUE	GAIN/(LOSS)
Trackpower Inc.	3,000,000	$136,950	$149,649	$12,699
Wireless Age Communications Inc.	1,145,000	1,361,027	812,950	(548,077)
		$1,497,977	$962,599	$535,378

During July, 2004 the Company received 3,000,000 restricted shares of Trackpower Inc. as partial payment for an amount due from a third party.

In September, 2004 the Company received 700,000 restricted shares of Wireless Age at a market price of $1.01 through the disposition of its Battery Business as described in Note 1(c).

In November, 2004, the Company received 50,000 restricted shares of Wireless Age at a market price of $0.71 pursuant to its earnout resulting from the disposition of its Battery Business as described in Note 1(c).

The remaining 395,000 shares of Wireless Age were acquired in conjunction with the reverse acquisition transaction described in note 1 (b).

PHANTOM FIBER CORPORATION
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2004

4. PROPERTY, PLANT AND EQUIPMENT

Property, Plant and Equipment comprises the following:

Computers and office equipment - cost	$71,671
Less: accumulated amortization	(18,544)
$53,127

Included in the above property, plant and equipment are assets under capital lease with a cost of $61,353 and accumulated amortization of $11,898. These leases bear interest at varying rates from 9%-21%.

The future minimum payments due under these capital leases are:

Years ending December 31:

2005	$26,274
2006	19,348
2007	5,301

5. SHORT TERM BORROWINGS

Advance from a shareholder, on demand, unsecured and non-interest bearing	$27,595
Advance from a party related to the principal shareholder, on demand, unsecured with monthly interest of 3%	62,250
Advances from unrelated parties, on demand, unsecured at varying rates	100,422
Bridge loan, on demand, unsecured with monthly interest payments of 3%	150,653
Total	$340,920

6. NOTES PAYABLE

Non-interest bearing note payable (a)	$57,500
5 year non-interest bearing note payable (b)	52,225
Total	$109,725

(a)
In 2001, the Company restructured a $416,821 payable with a creditor, whereby $76,821 was forgiven, $180,000 was satisfied through the issuance of 1.8 million shares of the Company's common stock, and a note payable of $160,000 was issued and has since been paid down to $57,500. This amount is due on demand and has therefore not been discounted.

(b)
In 2002, the Company issued a non-interest bearing note payable to an affiliate for $120,000 payable over 5 years at $2,000 per month commencing July 1, 2002 (this note was discounted to $106,000 representing its present value using a 5% discount rate and has been paid down to $52,225). The Company issued this note as part of the acquisition of Prime Wireless that was later disposed of on March 13, 2003.

PHANTOM FIBER CORPORATION
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2004

7. 8% SENIOR SUBORDINATED CONVERTIBLE DEBENTURES

The senior subordinated convertible debentures totaling $66,500 at December 31, 2004, are subordinated to all other indebtedness, and bear interest at 8% payable in arrears annually commencing March 6, 2001.

The principal portions mature on March 6, 2005. Each $0.25 of principal is convertible into one share of common stock and one three year warrant to purchase an additional share of common stock at an exercise price of $0.50 per share. Management had determined that the value attached to the conversion feature and the related warrants is insignificant and, therefore has not made an adjustment to the debentures' carrying amount for these features. No payments of interest have been made by the Company. The notes are technically in default and therefore have been classified as current liabilities at December 31, 2004. Subsequent to year-end, these debentures matured and amounts outstanding were automatically converted into shares of common stock of the Company (see Note 12 d)).

8. CAPITAL STRUCTURE

(a) Authorized:

2,000 preference shares $100 par value; 8%, non-voting, convertible, redeemable 400,000,000 voting common shares, $0.001 par value

(b) Issued and outstanding (Number of shares) at December 31, 2004 260,689,071

(c) Warrants:

The Company has granted 17,508,074 warrants to purchase an aggregate of 17,508,074 common shares. All warrants are vested. The composition and exercise prices of the warrants outstanding at December 31, 2004 are as follows:

		Weighted
	Number	average
	of warrants	exercise price	Expiry date
December 31, 2003	8,735,589	$0.379	—
Warrants granted	15,000,000	0.084	—
Warrants expired	(6,227,515)	(0.500)	—
December 31, 2004	17,508,074	$0.193	—
Comprised of:	1,000,000	$0.020	February 28, 2005
	1,250,000	0.040	November 14, 2005 (a	)
	15,000,000	0.084	July 7, 2006 (b	)
	102,172	0.500	August 13, 2006
	77,951	0.500	October 8, 2006
	77,951	0.500	November 20, 2006
	17,508,074	$0.193	—

(a)
Includes warrants to purchase 1,250,000 common shares at $0.04 per share issued under a warrant agreement for which another 1,250,000 warrants, exercisable at $0.10 per share are issuable upon exercise of the initial warrants.

(b)	Warrants issued on July 7, 2004 in connection with the Reverse Acquisition described in note 1b) to purchase 15,000,000 common shares at $0.084

PHANTOM FIBER CORPORATION
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2004

8. CAPITAL STRUCTURE (continued)

(d) Stock options:

In connection with the Reverse Acquisition described in note 1b), the Company's stock option plan was amended to increase the number of options to be issued under the plan from a maximum of 3,000,000 options to a maximum of 20,000,000 options.

Options granted under the amended plan are being accounted for under Accounting Principles Board Opinion No. 25 (APB Opinion No. 25), "Accounting for Stock Issued to Employees". All options have been granted at a price equal to or greater than the fair value of the Company's common stock at the date of the grant.

A summary of the changes in the Company's stock option plan for the years ended December 31, 2004 and December 31, 2003 is as follows:

	Year Ended			Year Ended
	December 31, 2004			December 31, 2003
			Weighted		Weighted
	Number		average	Number	average
	of shares		exercise price	of shares	exercise price
Balance at beginning of period	1,000,000		$0.12	1,150,000	$0.13
Options granted	11,000,000 (a	)	0.01	—	—
Options cancelled	(400,000)		(0.10)	(150,000)	(0.25)

BALANCE, END OF PERIOD	11,600,000		0.02	1,000,000	0.12

EXERCISABLE, END OF PERIOD	10,988,889		$0.02	1,000,000	$0.12

				Weighted	Weighted	Weighted
	Number		average	average	Number	average
Exercise	of options		remaining life	exercise	of options	exercise
Price	outstanding		(years)	price	exercisable	price
$0.01	11,000,000 (a	)	2.13	$0.01	10,338,889	$0.01
0.10	500,000		6.66	0.10	500,000	0.10
0.25	100,000		0.08	0.25	100,000	0.25
$.01 - 0.25	11,600,000		2.31	$0.02	10,988,889	$0.02

(a)	Options issued on July 7, 2004 in connection with the Reverse Acquisition described in note 1b) to purchase 11,000,000 common shares at $0.0114 per common share

PHANTOM FIBER CORPORATION
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2004

9. RELATED PARTY TRANSACTIONS

On January 23, 2004, the Company transferred 50,000 Wireless Age Communications, common shares (marketable securities) to a related party (related by virtue of their ownership position in the Company), in repayment of a promissory note of $162,000. The Company also agreed to adjust the number of shares in event that the closing share price is less than $3.00 on the earlier of; i) the date which the shares become freely trading under securities legislation, or ii) the date the shares are freely tradable under a registration statement.

Officers, and certain persons related to officers have provided $35,903 in a prior period to fund operations of the Company. This loan is included in short term borrowings. It is unsecured, non-interest bearing and has no formal repayment terms.

10. INCOME TAXES

The company files US Federal income tax returns for its US operations. Separate income tax returns are filed, as locally required, for each of its foreign subsidiaries.

There was no provision for income taxes for the years ended December 31, 2004 and 2003.

The total provision for income taxes differs from that amount which would be computed by applying the income tax rate to income (loss) before provision for income taxes. The reasons for these differences are as follows:

	2004			2003
	Amount		%	Amount		%
Statutory income tax rate (recovery)		$(512,600)	(36)		$(50,900)	(18)
Foreign Taxes Payable		---	0		---	0
Non-deductible items		1,600	0		700	1
Use of losses carried forward		---	0		---	0
Other, including valuation Allowance adjustment		511,000	36		50,200	17
Net taxes (recovery) and effective rate	$	---	0	$	---	0

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and net operating loss carry-forwards. Temporary differences and carry-forwards, which give rise to deferred tax assets and liabilities are as follows:

	2004		2003
	Component	Tax Effect	Component	Tax Effect
Net operating losses - domestic	$2,100,000	$714,000	---	---
Less valuation allowance	(2,100,000)	(714,000)	---	---
Net deferred asset	---	---	---	---

Net operating losses - foreign	$1,750,000	$630,000	$751,000	$140,000
Less valuation allowance	(1,750,000)	(630,000)	(751,000)	(140,000)
Net deferred asset	---	---	---	---

As December 31, 2004, the Company had cumulative net operating loss carry-forwards of approximately $2,100,000 and $1,750,000 in the United States and Canada respectively. These amounts will expire in various years through 2021. The related deferred tax assets have been completely offset by a valuation allowance. The Company has no significant deferred tax liabilities.

PHANTOM FIBER CORPORATION
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2004

11. COMMITMENTS AND CONTINGENCIES:

(a) Commitments:

The Company is committed to the following annual amounts in respect to its lease of office space:

Years ending December 31:

2005	$34,772
2006	38,746
2007	42,720
2008	46,695
2009	11,922

(b) Contingencies:

Pursuant to the Reverse Acquisition Transaction described in note 1 b), the outstanding shares of common stock of Phantom Fiber Corporation, being comprised of pre-merger stockholders owning 137,410,735 shares of common stock and pre-merger convertible debenture holders having the equivalent of 30,000,000 shares of common stock, automatically converted into an aggregate of 167,410,735 shares of the Company's common stock which represented 64 percent of the Company's outstanding voting stock after giving effect to the merger.

The valuation of and for the share exchange was based upon the Company having a specified level of working capital to fund its operations on a post-merger basis to December 31, 2004. In the event of a shortfall from the specified level of working capital, the pre-merger stockholders of Phantom Fiber Corporation may be entitled to a maximum of 40,000,000 compensatory shares of common stock of the Company. The current management of Company is negotiating terms with respect to this working capital requirement.

12. SUBSEQUENT EVENTS

a) Private Sales Transaction

On January 13, 2005, the Company entered into a private sales transaction with a former officer, director and shareholder of Pivotal Self-Service Technologies Inc. under which the Company agreed to deliver 800,000 shares of common stock of Wireless Age Communications Inc. for cash consideration of $600,000 and 3,000,000 shares of common stock of Trackpower Inc. for cash consideration of $150,000. The transaction, as amended March 30, 2005, provides for periodic delivery of these shares in quantities proportionate to cash payments received as a percentage of the total proceeds of the transaction. As at March 31, 2005, the Company has received $324,200 under this transaction and has delivered 345,813 shares of common stock of Wireless Age Communications Inc. and 1,296,800 shares of common stock of Trackpower Inc.

b) 2005 Stock Option, SAR and Stock Bonus Consultant Plan and Conversion of Debt

On February 11, 2005, the Company announced a 2005 Stock Option, SAR and Stock Bonus Consultant Plan (the "S-8 Plan") which authorized the Company through the Committee that administers the S-8 Plan (the "Committee") to grant non-qualified stock options with or without stock appreciation rights, SAR's and stock bonuses to consultants of the Company. There are 17,500,000 shares of common stock of the Company available for grant to participants designated by the Committee. Directors, officers and employees of the Company are not eligible to participate in this S-8 Plan. As at March 31, 2005,6,520,719 shares of common stock have been issued from this S-8 Plan,of which approximately 5.1 million common shares have been issued to various creditors in satisfaction of approximately $250,000 of trade and other liabilities outstanding as at December 31, 2004.

PHANTOM FIBER CORPORATION
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2004

12. SUBSEQUENT EVENTS (continued)

c) Settlement with Former Affiliate

On January 23, 2004, the Company transferred 50,000 of the Wireless Age shares to an affiliate of the Company who had provided a loan of $162,000 per note 9 to the Company in November 2002. The transfer of these shares was in payment of the loan. The Company also agreed to adjust the number of shares in event that the closing share price is less than $3.00 on the earlier of; i) the date which the shares become freely trading under securities legislation, or ii) the date the shares are freely tradable under a registration statement.

On February 18, 2005, the Company negotiated a final settlement of this matter under which it agreed to issue 500,000 shares of its capital stock at a deemed value of $30,000 and transferred 75,000 shares of common stock of Wireless Age Communications Inc. at a deemed value of $53,250. This aggregate amount of $83,250 has been accrued as a settlement of loan obligation in the statement of operations at December 31, 2004.

d) Maturity and Conversion of 8% Senior Subordinated Convertible Debenture

Upon maturity of the 8% Senior Subordinated Convertible Debentures on March 6, 2005, each $0.25 of outstanding amounts under the debentures became subject to an automatic conversion into one share of common stock and one three year warrant to purchase an additional share of common stock at an exercise price of $0.50 per share. As at March 6, 2005, the outstanding amounts under the debentures which are subject to this automatic conversion amounted to $93,170, being comprised of outstanding principal of $66,500 and unpaid interest of $ 26,670. The Company has reserved 372,865 shares of common stock in relation to the conversion of outstanding amounts under the debentures.

18,251,731
Shares of
Common Stock

of

Phantom Fiber Corporation

PROSPECTUS

The date of this prospectus is __________, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to Indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Certificate of Incorporation contains provisions relating to the indemnification of director and officers and our By-Laws extends such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which the Company could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	$1,152.23
Accounting fees and expenses	10,000.00*
Legal fees and expenses	50,000.00*
TOTAL	$61,152.23*

*	Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

All below transactions are described on a pre-1:20 reverse stock split which the OTC Bulletin Board gave effect to and our transfer agent gave effect to on May 5, 2005.

All of the below unregistered issuances of securities were made pursuant to the exemptions from registration requirements provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation S and/or Regulation D, promulgated thereunder. Except as expressly set forth below the individuals and entities to which we issued securities are unaffiliated with us. For each of such sales, no advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act. For each transaction exempt pursuant to Regulation D, each of the below security holders who were not our executive officers represented that the are accredited and sophisticated investors, that they are capable of analyzing the merits and risks of their investment, and that they understand the speculative nature of their investment. Furthermore, all of the below-referenced persons had access to our Securities and Exchange Commission filings.

None of the purchasers who received shares under Regulation S are U.S. persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c).  Such purchasers acknowledged that the securities purchased must come to rest outside the U.S., and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

During the three-month period ended March 31, 2003 we sold 9,900,000 shares of common stock in a private placement offering and received proceeds of $198,000 ($0.02 per share). This transaction was exempt from registration requirement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

During the three-month period ended June 30, 2003 we sold 7,350,000 shares of common stock in a private placement offering and received proceeds of $147,000 ($0.02 per share). This transaction was exempt from registration requirement pursuant to Section 4(2) of the Securities Act.

During the three-month period ended September 30, 2003 we sold 10,717,500 shares of common stock in a private placement offering and received proceeds of $214,350 ($0.02 per share). This transaction was exempt from registration requirement pursuant to Section 4(2) of the Securities Act.

Also during the three-month period ended September 30, 2003, we issued 1,021,721 shares of common stock upon the conversion of senior subordinated convertible debentures having a face value of $20,000 plus accrued and unpaid interest of $5,543. These conversions were made at a price of $0.025 per share. This transaction was exempt from registration requirement pursuant to Section 4(2) of the Securities Act.

On July 7, 2004, we acquired Phantom Fiber Corp., a Canadian corporation, and its wholly owned subsidiary, Phantom. Fiber Inc. a Canadian corporation, in exchange for the issuance of: (a) 137,410,735 shares of common stock to the shareholders of Phantom Fiber Corp.; (b) 30,000,000 shares of common stock to certain debenture holders of Phantom Fiber Corp.; and warrants to purchase 15,000,000 shares of common stock to certain debenture holders of Phantom Fiber Corp. exercisable until the second anniversary of the closing at an exercise price of $0.084 per share. This transaction was exempt from registration requirement pursuant to Regulation D and Regulation S, both promulgated pursuant to the Securities Act.

In connection with the July 7, 2004 acquisition of Phantom Fiber Corp., we also issued stock options to replace 2,000,000 Phantom Fiber Corp. stock options existing prior to the acquisition. Each stock option allows the holder to purchase 5.5 post-merger shares of common stock (11,000,000 shares in aggregate) for an exercise price equal to the exercise price of the Phantom Fiber Corp. stock options previously held divided by 5.5, and with an expiration date and vesting provisions similar to those of the previously outstanding stock options of Phantom Fiber Corp. This transaction was exempt from registration requirement pursuant to Regulation D and Regulation S, both promulgated pursuant to the Securities Act.

On February 18, 2005, we issued 500,000 restricted shares of common stock to Neil Greenburg as consideration for partial repayment of a loan. This transaction was exempt from registration requirement pursuant to Section 4(2) of the Securities Act.

  On March 6, 2005, we issued 372,685 restricted shares of common stock to various holders of senior subordinated convertible debentures which matured and were automatically converted in accordance with their terms. This transaction was exempt from registration requirement pursuant to Section 4(2) of the Securities Act.

On April 26, 2005, we sold 5,000,000 units at a price of $0.05 per unit. Each unit is comprised of one share of common stock and one common stock purchase warrant. Each common stock purchase warrant entitles the holder to purchase one additional common share at a price of $0.10 if exercised within 30 months from the closing of the private placement. This transaction was exempt from registration requirement pursuant to Section 4(2) of the Securities Act.

All below transactions are described after a one for 20 reverse stock split which the OTC Bulletin Board gave effect to and our transfer agent gave effect to on May 5, 2005.

On May 20, 2005, we sold 50,000 units at a price of $1.00 per unit. Each unit is comprised of one share of common stock and one common stock purchase warrant. Each common stock purchase warrant entitles the holder to purchase one additional common share at a price of $2.00 if exercised within 30 months from the closing of the private placement. This transaction was exempt from registration requirement pursuant to Section 4(2) of the Securities Act.

On December 8, 2005, we sold 1,560,000 shares of common stock and warrants to purchase 1,560,000 shares of common stock to 15 accredited investors resulting in aggregate gross proceeds of $858,000. The common stock and warrants were sold as units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock, for a per unit purchase price of $0.55. Each warrant entitles the holder to purchase one share of common stock at $1.10 per share, exercisable for a period of three years. Each of the investors had the right to exchange their units for other of our equity securities which may be sold by us during the period ending 45 days after closing if we completed an equity financing within such period. As further described below, each of the investors exercised their right to exchange their units for securities sold by us in a private placement which closed on January 9, 2006.

On January 9, 2006, we sold (a) $3,500,000 principal amount of senior convertible notes, and (b) warrants to purchase 7,000,000 shares of common stock, to 16 accredited investors. Participants in a private placement which closed on December 8, 2005 for gross proceeds of $858,000 exchanged the securities they previously purchased for an investment in the senior convertible notes and warrants based on the dollar amount of their prior investment, bringing the total gross proceeds from the transactions to $3,500,000. The senior convertible notes bear interest at 1% per annum payable semi-annually, they mature two years from the date of issuance and are convertible into shares of common stock at the investors’ option at $0.50 per share, subject to adjustment. The warrants are exercisable until three years from the date of issuance. Half of the warrants are exercisable at a purchase price of $1.50 per share and the other half of the warrants are exercisable at a purchase price of $0.56 per share. The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. This transaction was exempt from registration requirement pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

Oberon Securities, LLC acted as placement agent in connection with the sale of $2,642,000 principal amount of the senior convertible notes and related warrants on January 9, 2006 and was paid $241,730 cash compensation and issued 483,460 non-assignable compensation warrants exercisable until three years after the date of issuance, with one-half of such compensation warrants entitling the holder to purchase shares of common stock at $1.50 per share and the other half of the compensation warrants entitling the holder to purchase shares of common stock at a purchase price of $0.56 per share. We also granted other placement agents in connection with the sale of $858,000 principal amount of the senior convertible notes and related warrants compensation in the form of 87,620 restricted shares of common stock. These issuances were exempt from registration requirement pursuant to Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Phantom Fiber Corporation, a Delaware corporation.

Exhibit Number	Description

2.1
Share Exchange Agreement, dated as of April 21, 2004, by and among Pivotal Self-Service Technologies Inc., certain shareholders and Phantom Fiber Corporation (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 22, 2004)

2.2
Purchase and Sale Agreement, dated September 15, 2004, between Wireless Age Communications Inc. and Phantom Fiber Corporation concerning the disposition of Prime Battery Products Limited. (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on September 22, 2004)

3.1
Certificate of Incorporation of the Company (Incorporated by reference to Amendment No. 1 to the Company’s Registration Statement on Form 10-SB/A (File No. 001-15627), filed with the Securities and Exchange Commission on February 17, 2000)

3.2*	Certificate of Merger of Hycomp, Inc. Into Eieihome.com Inc. filed with the Delaware Secretary of State on March 3, 2000
3.3*	Certificate of Amendment to the Company’s Certificate of Incorporation filed with the Delaware Secretary of State on September 26, 2000
3.4*	Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on October 2, 2001
3.5*	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on July 2, 2004
3.6
By-laws of the Company (Incorporated by reference to Amendment No. 1 to the Company’s Registration Statement on Form 10-SB/A (File No. 001-15627), filed with the Securities and Exchange Commission on February 17, 2000)

4.1	Form of Senior Convertible Note (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 10, 2006)
4.2	Form of $1.50/$0.56 Warrants (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 10, 2006)
5.1*	Opinion and Consent of Sichenzia Ross Friedman Ference LLP
10.1*	Employment Agreement dated January 7, 2002 between Phantom Fiber, Inc. and Jeffrey Halloran
10.2	Amended and Restated 2000 Stock Option Plan (Incorporated by reference to Appendix A to the Company’s Preliminary Schedule 14C filed with the Securities and Exchange Commission on December 19, 2005)
10.3
2005 Stock Option, SAR and Stock Bonus Consultant Plan (Incorporated by reference to the Company’s Registration Statement on Form S-8 (File No. 333-122730) filed with the Securities and Exchange Commission on February 11, 2005)

10.4
Subscription Agreement effective December 8, 2005 between Phantom Fiber Corporation and the subscribers thereto (Incorporated by reference to the Company’s 8-K filed with the Securities and Exchange Commission on December 14, 2005)

10.5
Securities Purchase Agreement dated January 5, 2006 by and among Phantom Fiber Corporation and the investors listed on the Schedule of Buyers attached thereto (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 10, 2006)

10.6	Agreements of December 8, 2005 investors to exchange securities (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 10, 2006)
10.7
Registration Rights Agreement dated January 5, 2006 by and among Phantom Fiber Corporation and the Buyers signatory thereto (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 10, 2006)

10.8	Transfer Agent Instructions dated January 4, 2006 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 10, 2006)
21.1*	Subsidiaries of the Company
23.1*	Consent of Mintz & Partners LLP
23.2*	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

*	Filed herewith.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)    File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)    Include any additional or changed material information on the plan of distribution.

(2)    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)    For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)    Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Toronto, Ontario, Canada, on February 13, 2006.

PHANTOM FIBER CORPORATION

By:	/s/ JEFFREY T. HALLORAN
Name: Jeffrey T. Halloran
Title: Chief Executive Officer, President, Principal Financial Officer, Principal Accounting Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey Halloran, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey T. Halloran	Chief Executive Officer, President, Principal	February 13, 2006
Jeffrey T. Halloran	Financial Officer, Principal Accounting Officer and Director

/s/ Gordon S. Fowler	Director	February 13, 2006
Gordon S. Fowler